Exhibit II-15

Towa Real Estate Development Co., Ltd.’s Document Relating to the Matters Specified in Article 782, Paragraph 1 of the Japanese Companies Law, dated March 6, 2009.

A fair and accurate translation of the material provisions of the first and second sections of the above-mentioned foreign language document is included in the Notice Concerning the Conclusion of a Share Exchange Agreement, dated February 5, 2009, previously filed as Exhibit I-1.

A fair and accurate translation of the material provisions of the third section is as follows:

•	Articles of Incorporation of Mitsubishi Estate Company, Limited, the text of which follows below;

•
Information pertaining to the exchange value conversion method: Shares of Mitsubishi Estate Company, Limited are traded on the first section of the Tokyo Stock Exchange, the first section of the Osaka Securities Exchange, the first section of the Nagoya Stock Exchange, the Sapporo Securities Exchange and the Fukuoka Stock Exchange; and

•
Information pertaining to the market price of exchange value: The average share price of Mitsubishi Estate Company, Limited shares on the Tokyo Stock Exchange was ¥1,368.82 for the three-month period between November 5, 2008 and February 4, 2009, the three-month period prior to the date of the share exchange announcement on February 5, 2009.

A fair and accurate translation of the material provisions of the fourth section is included in the 2008 Annual Report of Mitsubishi Estate Company, Limited, the text of which follows after the Articles of Incorporation below.

A fair and accurate translation of the material provisions of the fifth and sixth sections of the above-mentioned foreign language document is included in the fifth and fourth sections, respectively, of Mitsubishi Estate Company, Limited’s Document Relating to the Matters Specified in Article 794, Paragraph 1 of the Japanese Companies Law, dated February 12, 2009, a summary of which was previously filed as Exhibit II-12.

(Translation originally issued in Japanese)

THE ARTICLES OF INCORPORATION
OF
MITSUBISHI ESTATE COMPANY, LIMITED.

CHAPTER I   GENERAL PROVISIONS

Article 1.
The name of the Company shall be “Mitsubishi Jisho Kabushiki Kaisha.” In English, it shall be “Mitsubishi Estate Company, Limited.”

Article 2.
The head office of the Company shall be located at Chiyoda-ku, Tokyo.

Article 3.
The purpose of the Company shall be to engage in the following business activities:
1.	Owning, managing and leasing real property;
2.	Being entrusted with management and leasing of real property;
3.	Sale and purchase of real property, acting as intermediary therein and making appraisal of real property;
4.	Construction and sale of residences;
5.	Owning, managing, operating and leasing tourist and leisure facilities;
6.	Management of hotels and restaurants;
7.	Operation of cableway business;
8.	Development of residential lands, industrial lands, etc.;
9.	Dredging and reclamation of harbors, rivers, etc.;
10.	Architectural designing and supervision of, and contracting for, construction and civil engineering works;
11.	Business governed by the Law concerning Specified Joint Enterprises of Real Estate;
12.
Making capital contributions to special purpose companies (tokutei mokuteki kaisha and tokubetsu mokuteki kaisha (as defined in the Rules Concerning Terminology, Form and Method of Preparation of Financial Statements, etc.)) and real estate investment trusts, as well as sale and purchase of such capital contribution, acting as intermediary therein and being entrusted with management thereof, and

13.	Any business incidental or relating to any of the foregoing items.

Article 4.
Public notices of the Company shall be given in an electronic method; provided, however, that they shall be given in the Nihon Keizai Shimbun in case such an electronic method is not available due to any unavoidable reason.

CHAPTER II   SHARES

Article 5.
The total number of shares authorized to be issued by the Company shall be one billion nine hundred and eighty million (1,980,000,000).
The number of shares constituting one unit of shares shall be one thousand (1,000).

Article 6.
The Company shall issue share certificates representing its issued shares.
Regardless of the provision of the preceding paragraph, the Company may elect not to issue any share certificate for shares constituting less than one full unit (hereinafter referred to as “shares not constituting a full unit”).

Article 7.
The Company may, by a resolution of the Board of Directors, purchase shares of the Company through market transactions and any other means.

Article 8.
A shareholder (including a beneficial shareholder; hereinafter the same shall apply) holding shares not constituting a full unit may request that the Company sell him/her such amount of shares which will, when added together with the shares not constituting a full unit held by him/her, constitute one full unit of stock (hereinafter referred to as “Sale”) in accordance with the Share Handling Regulations adopted by the Board of Directors.

Article 9.
Shareholders who hold shares not constituting a full unit of the Company shall not be allowed to exercise any rights other than those below-mentioned in respect of such shares not constituting a full unit.
1.	Rights provided for in each item in Article 189, Paragraph 2, of the Company Law;
2.	Right for requesting under the provision of Article 166, Paragraph 1 of the Company Law;
3.	Right for receiving allotment of offered shares and offered stock acquisition rights, in proportion to the number of shares held;
4.	Right for requesting Sale of shares not constituting a full unit, as stipulated in the preceding Article.

Article 10.
The Company shall appoint a transfer agent in respect of shares.
The transfer agent and its handling office shall be decided by a resolution of the Board of Directors and shall be announced by public notice.
The register of shareholders (including the register of beneficial shareholders, hereinafter the same shall apply), the register of lost share certificates and the register of stock acquisition rights of the Company shall be kept at the handling office of the transfer agent, and the Company shall cause the transfer agent to handle the business pertaining to shares and stock acquisition rights, such as the registration or record of the register of shareholders, the register of lost share certificates and the register of stock acquisition rights, as well as the purchase and Sale of shares not constituting a full unit, etc., and the Company shall not handle the above matters directly.

Article 11.
Unless otherwise provided by laws or ordinances or in these Articles of Incorporations, the type of share certificates, and the procedures and commissions in respect of shares of the Company shall be governed by the Share Handling Regulations.

Article 12.
The shareholders whose names are registered or recorded in the last register of shareholders at the end of each business year shall be entitled to exercise their rights at the ordinary meetings of shareholders concerning the relevant year.
Regardless of the preceding paragraph or other parts of these Articles of Incorporation, the Company may, when necessary, upon giving prior public notice specifying a certain date pursuant to a resolution of the Board of Directors, deem the shareholders or the registered pledgees whose names are registered or recorded in the last register of shareholders at such date those entitled to exercise their rights.

CHAPTER III   GENERAL MEETINGS OF SHAREHOLDERS

Article 13.
An ordinary general meeting of shareholders shall be convened in June every year, and extraordinary general meetings of shareholders shall be convened as necessary.

Article 14.
Unless otherwise provided by laws or ordinances, general meetings of shareholders shall be convened by the President and Director pursuant to a resolution of the Board of Directors. Should the President and Director be unable to act, one of the other Representative Directors shall convene the general meeting in accordance with an order of priority predetermined by a resolution of the Board of Directors.

Article 15.
The President and Director shall act as chairman at all general meetings of shareholders. Should the President and Director be unable to act, one of the other Representative Directors shall so act in accordance with an order of priority predetermined by a resolution of the Board of Directors.

Article 16.
Upon convening a general meeting of the shareholders, it shall be deemed that the Company has provided shareholders with the information that should be described or indicated in the reference document for the general meeting of shareholders, a business report, non-consolidated financial statements and consolidated financial statements by disclosing such information through the Internet pursuant to the provisions of the Ministry of Justice Ordinance.

Article 17.
Unless otherwise provided by laws or ordinances or in these Articles of Incorporation, all resolutions of general meetings of shareholders shall be adopted by a majority of the voting rights of the shareholders entitled to exercise their voting rights present or represented thereat.
Unless otherwise provided for in these Articles of Incorporation, the resolution provided for in Article 309, Paragraph 2 of the Company Law shall be passed by an affirmative vote of not less than two-thirds of the voting rights held by shareholders present and entitled to exercise their voting rights, where shareholders present shall hold shares representing not less than one-third of the total number of voting rights of all shareholders entitled to exercise their voting rights.

Article 18.
A shareholder of the Company may exercise his/her voting rights through one (1) proxy who is also a shareholder of the Company having voting rights.
In the case of the preceding paragraph, in each case the shareholder or his/her proxy shall submit a document evidencing a power of attorney to the Company at the relevant general meeting of shareholders.

CHAPTER IV   DIRECTORS AND BOARD OF DIRECTORS

Article 19.
The Company shall have the Board of Directors.

4

Article 20.
The Company shall have not more than fifteen (15) Directors, and Directors shall be elected at general meetings of shareholders.
A resolution for the election of Directors shall be adopted at a general meeting of shareholders by an affirmative vote of a majority of the voting rights held by shareholders present and entitled to exercise their voting rights, where shareholders present shall hold shares representing not less than one-third of the total number of voting rights of all shareholders entitled to exercise their voting rights.
The election of Directors shall not be conducted by cumulative voting.

Article 21.
The term of office of a Director shall expire upon conclusion of the ordinary general meeting of shareholders held for the last business year ending within one (1) years after his/her election.

Article 22.
Directors who shall represent the Company shall be appointed by a resolution of the Board of Directors.
The Board of Directors may, by a resolution thereof, appoint one (1) Chairman of the Board and one (1) President and Director.

Article 23.
The Company may by a resolution of the Board of Directors have Executive Counsel(s).

Article 24.
The Board of Directors shall make decisions concerning important affairs of the Company.
All resolutions of the Board of Directors shall be adopted at a meeting of the Board of Directors at which a majority of the Directors are present, by a majority of the Directors present.

Article 25.
The Chairman of the Board shall convene meetings of the Board of Directors. Should the office of the Chairman of the Board be vacant, or should he or she be unable to act, the President and Director shall so act, and should be the President and Director also be unable to act, one of other Representative Directors shall so act in accordance with an order of priority predetermined by a resolution of the Board of Directors.
In order to convene a meeting of the Board of Directors, a notice of the meeting of the Board of Directors shall be given to each Director and each Statutory Auditor at least three (3) days prior to the day set for such meeting; provided, however, that such period may be shortened in case of urgency.

Article 26.
The Chairman of the Board shall act as chairman at all meetings of the Board of Directors. Should the office of the Chairman of the Board be vacant, or should he or she be unable to act, the President and Director shall so act, and should the President and Director also be unable to act, one of the other Representative Directors shall so act in accordance with an order of priority predetermined by a resolution of the Board of Directors.

Article 27.
In case all the Directors express their agreement to any matter to be resolved at the Board of Directors in writing or via an electromagnetic method, a resolution of the Board of Directors to pass the matter to be resolved shall be deemed to have been adopted to that effect; provided, however, that the provision shall not apply if an objection is raised by any of the Statutory Auditors.

5

Article 28.
Pursuant to the provision of Article 427, Paragraph 1 of the Company Law, the Company may enter into an agreement with each Outside Director to limit his/her liability for damage arised from failure of the performance of his/her duties; provided, however, that such limited amount shall be either a predetermined amount equal to or above \10 million or the minimum liability amount set forth in the relevant laws or ordinances, whichever is higher.

CHAPTER V   STATUTORY AUDITORS AND BOARD OF STATUTORY AUDITORS

Article 29.
The Company shall have the Statutory Auditors and the Board of Statutory Auditors.

Article 30
The Company shall have not more than five (5) Statutory Auditors, and Statutory Auditors shall be elected at general meetings of shareholders.
A resolution for the election of Statutory Auditors shall be adopted at a general meeting of shareholders by an affirmative vote of a majority of the voting rights held by shareholders present and entitled to exercise their voting rights, where shareholders present shall hold shares representing not less than one-third of the total number of voting rights of all shareholders entitled to exercise their voting rights.

Article 31.
The term of office of a Statutory Auditor shall expire upon conclusion of the ordinary general meeting of shareholders held for the last business year ending within four (4) years after his/her election.

Article 32.
The Board of Statutory Auditors shall elect, by a resolution thereof, one (1) or more Standing Statutory Auditors.

Article 33.
Unless otherwise provided by laws or ordinances, all resolutions of the Board of Statutory Auditors shall be adopted by a majority of the Statutory Auditors.

Article 34.
In order to convene a meeting of the Board of Statutory Auditors, a notice of the meeting of the Board of Statutory Auditors shall be given to each Statutory Auditor at least three (3) days prior to the day set for such meeting; provided, however, that such period may be shortened in case of urgency.

Article 35.
Pursuant to the provision of Article 427, Paragraph 1, of the Company Law, the Company may enter into an agreement with each Outside Statutory Auditor to limit his/her liability for damage arised from failure of the performance of his/her duties; provided, however, that such limited amount shall be either a predetermined amount equal to or above \10 million or the minimum liability amount set forth in the relevant laws or ordinances, whichever is higher.

CHAPTER VI   INDEPENDENT ACCOUNTING AUDITORS

Article 36.
The Company shall have Independent Accounting Auditors.

6

Article 37.
Independent Accounting Auditors shall be elected at general meetings of shareholders.

Article 38.
The term of office of Independent Accounting Auditors shall expire upon conclusion of the ordinary general meeting of shareholders held for the last business year ending within one (1) year after his/her/its election.
The Independent Accounting Auditors currently in office shall be deemed to have been reelected by the ordinary general meeting of shareholders if not specially resolved otherwise by the ordinary general meeting of shareholders provided for in the preceding paragraph.

CHAPTER VII   ACCOUNTS

Article 39.
The business year of the Company shall be one (1) year period commencing on April 1 of each year and ending on March 31 of the following year.

Article 40.
The Company shall, by a resolution of the general meeting of shareholders, make distribution of surplus in cash to the shareholders or the registered pledgees whose names are registered or recorded in the latest register of shareholders as of March 31 of every year.

Article 41.
The Company may, by a resolution of the Board of Directors, make distribution of surplus in cash as set forth in Article 454, Paragraph 5 of the Company Law to the shareholders or registered pledgees whose names are registered or recorded in the latest register of shareholders as of September 30 of each year.

Article 42.
In case any dividends in cash from surplus have not been received within three (3) years after the date of commencement of payment thereof, the Company shall be relieved from the obligation for the payment thereof.

*     *     *     *     *
Amended as of June 28, 2007

7

MITSUBISHI ESTATE CO., LTD.
A N N U A L   R E P O R T   2 0 0 8

Mitsubishi Estate Company, Limited

Otemachi Building, 6-1, Otemachi 1-chome,
Chiyoda-ku, Tokyo 100-8133, Japan
http://www.mec.co.jp/

Printed in Japan Love for People

A Love for People
A Love for the City

—Forever Taking on New Challenges—The Mitsubishi Estate Group

Our wish is to provide people who live in, work in and visit the city with enriching and fulfilling lives, full of stimulating opportunities to meet.

The Mitsubishi Estate Group
has always pursued the genuine value sought by people
in the environments and services it provides.
With an eye to the future,
we carefully listen to each and every customer,
and create the true value they seek.

We wish to share with our customers
the inspiration and passion we derive from our work.
We will constantly take on new challenges to achieve this vision, and through it, we will continuously evolve.

CONTENTS

2	A Message from the President
4	To Our Shareholders
8	Special Feature
14	Business Information
28	Financial Review
54	Mitsubishi Estate Corporate Data
58	Corporate Social Responsibility

This aspiration will always drive our growth.

Caution regarding forward-looking statements
Statements made in this annual report with respect to the Mitsubishi Estate Group's current plans, estimates and strategies are forward-looking statements about the future performance of the Mitsubishi Estate Group. These statements are based on management's assumptions, which are founded on currently available information and therefore should not be unduly relied upon. The Mitsubishi Estate Group cautions that a number of significant factors could cause future results to differ from forecasts in the forward-looking statements.

A Message from the President

The Mitsubishi Estate Group envisions its future, over the medium to long term, as “a global real estate solutions provider—development as a core driver.” By “solutions provider,” we mean that Mitsubishi Estate is a real estate company that provides high added value to each and every customers including real estate end users, owners and investors.

“Development” is ingrained in the Company’s soul, and on that basis we confronted the issue of how to deal with various transformations in the business climate, such as globalization, securitization of real estate, the accelerated pace of IT innovations, and the necessity of harmoniously co-existing with the natural environment. The conclusion we reached after much deliberation was to strive to become “a global real estate solutions provider.”

Mitsubishi Estate formulated “Action 2010,” its New Medium-Term Management Plan, covering the three-year period from April 1, 2008, to March 31, 2011. As a means to converge our established targets for further growth with the rationale underlying our business strategies, under Action 2010, the Group’s core businesses have been organized into four business domains: Real Estate Holding, Real Estate Development and Investment, Real Estate Investment Management, and Real Estate Services. Before the Plan, the Group’s business presence and management resources were focused on operations corresponding to the first and second of these domains; however, we will now step up activities relative to these domains in the Real Estate Investment Management and Real Estate Services domains, as we aim for new pillars of growth.

Mitsubishi Estate will continue to strengthen its corporate brand—the very source of each of its businesses’ growth and the Group’s competitiveness. Underlying the Group’s brand slogan, “A Love for People; A Love for the City,” is its genuine enthusiasm and spirit toward all stakeholders, and its strong commitment to taking on the challenge of creating new value for the city—the stage on which we perform. Forever on the move, the Mitsubishi Estate Group will continue to reinvent itself while reinforcing its position as the most trusted and preferred real estate developer.

July 2008

/s/ Keiji Kimura
Keiji Kimura, President & CEO

2-3

To Our Shareholders

Financial Results

In the fiscal year ended March 31, 2008, Mitsubishi Estate Co., Ltd. recorded revenue from operations totaling ¥787,652 million, a decrease of 16.9% compared with the previous fiscal year. This year-on-year decline was mainly attributed to a drop in the number of condominiums sold in the Residential Business segment, the sale of a consolidated subsidiary in the International Business segment in the fiscal year ended March 31, 2007 and the reactionary decline in revenue following the sale of a large-scale development property in the Urban Development & Investment Management segment, also in the fiscal year ended March 31, 2007. Operating income, on the other hand, climbed 7.1% year on year to ¥177,983 million. This was primarily attributable to contributions from the Building Business segment, particularly the Shin-Marunouchi Building, completed in April 2007, The Peninsula Tokyo, which opened in September 2007, revisions to existing building rental rates, and the sales of properties in the International Business segment.

Ordinary income rose 6.8% compared with the previous fiscal year to ¥162,061 million. In the fiscal year under review, Mitsubishi Estate recorded extraordinary gains on sales of shares of affiliated companies, sales of beneficial interest in trust of fixed assets and sales of investment securities and incurred extraordinary losses on valuation of investment securities and inventories as well as impairment loss. As a result, net income contracted 11.0% compared with the previous fiscal year to ¥86,963 million.

Operating Environment

The office building leasing market is increasingly characterized by tight conditions resulting from relocations to larger premises due to the general

Financial Highlights Years ended March 31						Millions of yen	Thousands of U.S. dollars
	2003	2004	2005	2006	2007	2008	2008
Revenue from operations	¥681,726	¥679,918	¥775,381	¥844,217	¥947,641	¥787,652	$7,861,588
Net income	36,039	34,989	36,245	55,825	97,662	86,963	867,989
As a percentage of	5.3%	5.1%	4.7%	6.6%	10.3%	11.0%	_
revenue from operations
As a percentage of	4.3%	4.0%	4.0%	5.4%	8.3%	7.1%	_
total equity
Total assets	3,007,927	3,068,842	3,124,514	3,280,209	3,447,272	4,327,137	43,189,317
Total equity	839,953	897,499	920,930	1,133,623	1,225,644	1,238,889	12,365,397
Common stock	86,534	86,534	86,534	129,736	136,534	136,534	1,362,752

Per share amounts:						Yen	U.S. dollars
Net income	¥27.61	¥26.96	¥27.93	¥42.60	¥70.95	¥62.99	$0.62
Cash dividends applicable to the year	8.00	8.00	8.00	10.00	14.00	16.00	0.15

Notes:  1. Yen amounts shown are translated into U.S. dollars, solely for convenience, at the prevailing exchange rate on March 31, 2007, of ¥100.19 to US$1.00.
2. Total equity is calculated by deducting minority interests and stock acquisition rights from total net assets.

economic recovery and burgeoning demand for floor space. This is particularly true for the five central wards of Tokyo where vacancy rates remain low and rental rates continue to hover at high levels.

Looking ahead, the supply of new office space in 2008 across the five central wards of Tokyo is expected to fall substantially compared with the previous year. With underlying corporate sector demand for large-scale buildings anticipated to remain firm, continued tight demand and supply conditions are forecast.

In the residential market, the supply of condominiums in the Tokyo Metropolitan area in 2007 fell to around 60,000 units, 18% lower than 2006 and the second consecutive year of substantial decline. One reason for this downturn is the slump in sales of certain suburban properties reflecting increases in land and construction costs and ultimately higher sales prices. In addition, revisions to the Building Standards Law in 2007 are thought to have contributed to delays in housing starts. While sales prices of newly constructed condominiums in large metropolitan areas continue to hover at high levels, the market is beginning to definitely recognize the relative merits of property location, convenience and price. Amid signs that housing starts are emerging from a period of inactivity, the market continues to adopt a cautious approach reflecting concerns in connection with the timing of supply and construction completion.

In the real estate investment market, transaction prices remained high in certain areas as competition for the acquisition of properties continued to intensify. Impacted by subprime loan and other issues, however, signs began to emerge of an investment slowdown by certain funds and institutional investors from the second half of 2007. While investment needs for prime properties are expected to remain high, we recognize the growing uncertainty that surrounds the future of the real estate investment market and the need to pay close attention to ongoing trends.

Under these circumstances, the Mitsubishi Estate Group will endeavor to respond appropriately to changes in its operating and market environments as it strives to enhance management efficiency, earnings power and corporate value.

The New Medium-Term Management Plan “Action 2010”

The previous Medium-Term Management Plan, which covered the period from April 1, 2005 to March 31, 2008, had as its basic objectives the cultivation of capabilities for real estate value creation with “development” at the heart of business operations, and securing a leading position (building a foundation for the future) in the industry as a real estate company for the new era. Mitsubishi Estate has taken steps to build a foundation for future medium- to long-term growth by reinforcing, in particular, its development, real estate services and proposal-based marketing capabilities. Building on this foundation, and to position the Group for its next leap forward, Mitsubishi Estate formulated “Action 2010,” its New Medium-Term Management Plan, covering the three-year period from April 1, 2008 to March 31, 2011. In formulating the plan, Mitsubishi Estate took into consideration the following four trends in its operating environment.

• Globalization:	Globalization of real estate investors (funds), users and competition

• Securitization of real estate:	Growth in asset management needs such as pensions, government funds, etc., and diversification of real estate players

• Acceleration of the pace of informatization:	Due to IT innovations, accelerating speed and greater degree of change in markets, etc.

• Harmonious environmental co-existence:	Increasing global awareness of the need to tackle environmental problems

Building on the aforementioned results achieved under the previous medium-term management plan, and in light of its stance toward the Mitsubishi Estate corporate brand, as well as changes in its business environment, the Mitsubishi Estate Group is aggressively promoting its action plan as it strides toward the following future vision.

Mitsubishi Estate’s Future Vision under its New Medium-Term Management Plan
To become “a global real estate solutions provider — development as a core driver”

In its efforts to establish individual action themes aimed at achieving its future vision, Mitsubishi Estate has classified its business activities into four core domains taking into consideration the attributes and environment of each business.

1st Domain	Real Estate Holding	This domain obtains rental revenues (income gain) from real estate
2nd Domain	Real Estate Development and Investment	This domain obtains capital gains from real estate
3rd Domain	Real Estate Investment Management	This domain provides management services to investors and obtains a fee income
4th Domain	Real Estate Services	This domain provides fee-based services to customers involved in real estate

Through to the present day, Mitsubishi Estate has continued to focus its business presence and management resources on the Real Estate Holding (1st Domain) and the Real Estate Development and Investment (2nd Domain). In light of recent customer and market structural changes surrounding the Mitsubishi Estate Group, it has sought to increase the emphasis placed on the Real Estate Investment Management (3rd Domain) and the Real Estate Services (4th Domain) and each domain’s involvement in future Mitsubishi Estate visions from both the medium- and long-term perspectives.

Practical Action Items for Each Business Domain

1st Domain: The Real Estate Holding
Maximize Asset Value Held in Marunouchi and Other Locations

Reinforce asset management (AM) capabilities and improve cash flow gained from assets, promote high investment efficiency redevelopment and maximize the value of assets held, especially those in Marunouchi.

As a part of the aforementioned activities, organizationally differentiate property management (PM) and leasing functions from the AM function, further reinforcing capabilities in each.

2nd Domain: The Real Estate Development and Investment
Further Reinforce Development and Risk Management Capabilities

Secure and hold an advantage in the diversity of development offerings, including type, means and duration, and invest broadly in the development segment.

While reinforcing development capabilities, accurately assess the development investment fund portfolio and develop risk management capabilities.

Promote collaboration with TOWA REAL ESTATE DEVELOPMENT CO., LTD. and improve development capabilities as a group.

3rd Domain: The Real Estate Investment Management
Build a Global Platform

Play a leading role in promoting the flow of funds to the real estate sector and securing a position for the real estate category within fund management activities.

In identifying opportunities for the allocation of funds to the real estate sector, build a variety of networks that can be deployed in major cities overseas, and build a global real estate investment management platform.

4th Domain: The Real Estate Services
Aim to be a Leading Service Provider that  Contributes to Advancing Development Capabilities

Leverage a diverse range of real estate offerings, including brokerage and advisory services, secure a position as the “best partner” and “best player” in the field of providing services to corporations through a stronger capacity to provide diverse solutions for corporate real estate.

As a source of competitive strength, improve the ability to provide real estate services, including PM, leasing, design and administration, in each of the real estate holding, development and investment and investment management segments.

Action Items for Strengthening Domain/ Cross-Sectional Competitiveness

Globalize Each Domain

While seeking to continually increase the value of overseas assets held, position development and investment, investment management and real estate services as growth fields, and over the medium to long term, try to gain 20% profit growth overseas while promoting globalization in phases.

Strengthen Each Domain, Leveraging Development Capabilities

Affirm development capabilities as the source of competitive strength for all domains and seek further reinforcement. At the same time, have the Real Estate Development and Investment domain, which has gained strength as the core of development capabilities, help other domains to grow, and promote the creation of a mechanism for producing synergies in investment management, real estate services, and so forth.

Further Develop Proposal-Based Marketing

Focus on medium- to long-term “Customer Value,” and reaffirm the significance of proposal-based marketing, which seeks commercialization by continually promoting solutions to customers, and, as an advantage unique to Mitsubishi Estate, further strengthen this marketing capability.

Management Infrastructure Action Items

Reinforcing Management, People and Organization Infrastructure

Mitsubishi Estate is taking steps to disseminate management policy throughout the Company, foster a corporate culture that promotes a spirit of taking on challenges, positioning “globalization of management and personnel” as its basic policy for infrastructure development and promoting greater management “visibility.” Moreover, in each expanding, diversifying and increasingly advancing Group segment, Mitsubishi Estate is working to reinforce and raise awareness of the corporate governance system, including gement, compliance and internal controls.

Active Measures toward Harmonious Environmental Co-Existence

Mitsubishi Estate is formulating a “Long-Term Environmental Vision” to proactively work toward harmonious environmental co-existence and is further clarifying its stance of actively contributing to society with the view of reducing its environmental impact. In order to realize this “Long-Term Environmental Vision,” the Group will formulate and implement an action plan.

Consistent with its previous medium-term management plan, Mitsubishi Estate will continue to enhance corporate value by increasing cash flows, taking into consideration the optimal balance with efforts to secure a sound financial position. From a quantitative perspective, the Group has identified the following key management indicators and targets to be achieved by the final year of “Action 2010.”

Management Indicators and Targets
(Fiscal year ending March 31, 2011)

EBITDA*[1] (Earnings before interest, taxes, depreciation and amortization):	¥300.0 billion (Actual for the fiscal year ended March 31, 2008: ¥245.9 billion*3)
EBITDA*1/ Total assets	Over 6.5% (Actual for the fiscal year ended March 31, 2008: 6.3%)
Net interest- bearing debt/ EBITDA multiple*[2]	Under 6 times (Actual for the fiscal year ended March 31, 2008: 5.1 times*[4]

Underlying Numerical Assumptions
(Actuals for fiscal year ended March 31, 2008)
Revenue from operations	¥1,220.0 billion (¥787.6 billion)
Operating income	¥235.0 billion (¥177.9 billion)
Ordinary income	¥200.0 billion (¥162.0 billion)

Notes:
1. EBITDA = operating income + interest and dividend income + equity in earnings (losses) of unconsolidated subsidiaries and affiliates + depreciation and amortization.
2. Net interest-bearing debt = Interest-bearing debt – Cash and cash equivalents.
3. Inthe fiscal year ended March 31, 2008, Mitsubishi Estate surpassed its previous medium-term management plan (April 1, 2005 to March 31, 2008) EBITDA target of ¥200.0 billion.
4. Details of companies newly included in Mitsubishi Estate's scope of consolidation as a consolidated subsidiary as of March 31, 2008 have been included in the consolidated balance sheet as of the end of the fiscal year under review. From a statement of income perspective, details of newly consolidated subsidiaries will be included from the fiscal year ending March 31, 2009. Accordingly, for net interest-bearing debt/EBITDA multiple calculation purposes, interest-bearing debt of newly consolidated subsidiaries has been excluded. Furthermore, excluding the impact of anonymous partnership consolidation not included as an underlying assumption at the time the previous medium-term management plan was formulated, the net interest-bearing debt/EBITDA multiple for the fiscal year ended March 31, 2008 was approximately 4.4 times. This figure falls within the management target of under five times for the same fiscal year outlined in the previous medium-term management plan.

Marunouchi

Marunouchi is an international business center that lies between Tokyo Station and the Imperial Palace. The area’s 120 hectares accommodate approximately 100 buildings, of which Mitsubishi Estate owns and manages roughly 30%. With approximately 4,000 companies located in the area employing some 240,000 office workers, Marunouchi is also home to nearly 10% of the companies listed on the First Section of the Tokyo Stock Exchange.

Special Feature

The Marunouchi Redevelopment Reflects

the New Face of Tokyo
More than 100 Years of Marunouchi Development
Our Goal—An Attractive and Vibrant City Center Recognized Worldwide as the Leading Hub of Dynamic Interaction

In 1890, Mitsubishi Goshi Kaisha received a request from the government to purchase the Marunouchi site, which had been used exclusively as a residential area for feudal lords during the Edo Period. Marunochi’s history as an international business center began with the unveiling of Mitsubishi Ichigokan in 1894, followed by the construction of another 13 three-story, red-brick office buildings lining both sides of Babasaki Dori for about 100 meters. Because of its foreign appearance, the area was nicknamed the “London Block.”

Thereafter, the opening of Tokyo Station in 1914 transformed Marunochi into an important center of communications and transportation, and buildings were constructed along Gyoko Dori facing the Imperial Palace. Large modern American-style buildings appeared, reaching a high point in 1923 with the construction of the Marunouchi Building. Because of its functional street layout, the area became informally known as the “New York Block.”

The Marunouchi Building in particular had a major effect in solidifying the area’s reputation as a business center, not only because of its scale and adoption of new construction methods, but also because it introduced a shopping area where visitors could interact freely—a revolutionary “open-style” office building concept in Japan at that time.

In line with rapid economic growth during the Showa era, the area was comprehensively redeveloped into the modern business center that it is today. As a pioneer in urban development, Mitsubishi Estate will continue forging ahead with forward-looking developments, aiming to create “An Attractive and Vibrant City Center Recognized Worldwide as the Leading Hub of Dynamic Interaction” through the Marunouchi Redevelopment, while capturing the vision of each generation in the Company’s continuous evolution.
1998〜 2007
The Marunouchi Redevelopment

The currently underway Marunouchi Redevelopment commenced in 1998. During the first 10-year stage, Mitsubishi Estate worked to transform Marunouchi from a specialized business district to a more diversified area by renovating buildings primarily in front of Tokyo Station and reconstructing six buildings.

At the start of the Marunouchi Redevelopment, we recognized that on top of the area’s excellent transportation access, its main strength was the concentration of people and commerce. On this basis, and in looking to capitalize on that strength, we continue to further enhance Marunouchi’s value.

Beyond the people and established business exchanges already in the area, we are creating a place that attracts visitors and provides opportunities for face-to-face business encounters, so that by encouraging new business and interactions, Marunouchi becomes an area that generates value.

Special Feature: The Marunouchi Redevelopment Reflects the New Face of Tokyo

The Marunouchi Redevelopment

The first stage of the Marunouchi Redevelopment Project, which encompassed redevelopment of the area in front of Tokyo Station and the upgrade of Naka Dori, has created a lively and bustling area. The second stage of redevelopment aims to further broaden and deepen the project’s scope, extending this vibrancy over an entire district encompassing Otemachi, Marunouchi and Yurakucho.

〈Marunouchi Map〉

Special Feature: The Marunouchi Redevelopment Reflects the New Face of Tokyo

The First Stage: Creating a New Vibrancy in Marunouchi

Reconstructed in August 2002, the Marunouchi Building (four floors below ground and 37 floors above ground) is a crossroad of communication that symbolizes the new Marunouchi era. Comprised of a 26-floor office zone and a commercial zone featuring 140 restaurants and shops selling domestic and international fashion as well as general goods, the Marunouchi Building brought back to life the spirit of Marunouchi’s original landmark.

Completed in April 2007, the Shin-Marunouchi Building (four floors below ground and 38 floors above ground) stands together with the Marunouchi Building to form the gateway to Japan from Tokyo Station. The 27 floors of offices boast impressive quality, while the eight-floor commercial zone comprises about 150 individual businesses offering cuisine, fashion and various goods, providing a charming setting for adults seeking entertainment.

The Shin-Marunouchi Building also supports the development of forward-looking initiatives by housing such facilities as the “Japan Incubation Village,” a business creation center where business groups and venture support offices meet, and Ecozzeria, a place for designing strategies for the environment.

In addition to these activities, by promoting concerts, exhibitions, and events related to the environment and health at various spots within Marunouchi, we have transformed the area into a 24-hour, 365-day hub of constant activity and excitement. The upgrade of the main avenue, Marunouchi Naka Dori, has connected the area in front of Tokyo Station with adjoining Yurakucho, Ginza, and Otemachi.

“Broader” and “Deeper”—Progressing to the Second Stage

Commenced in 2008, the second stage of the Marunouchi Redevelopment aims to further broaden and deepen the project’s scope, extending the vibrancy of the area in front of Tokyo Station created through the first stage of development over an entire district encompassing Otemachi, Marunouchi and Yurakucho.

The second stage calls for the reconstruction of seven or eight buildings during a ten-year period, including the rebuilding of the Marunouchi Park Building, scheduled for completion in April 2009. This project also includes the restoration of Mitsubishi Ichigokan, representing a return to Mitsubishi Estate’s very beginnings in its long history of creating communities. Plans are in place for the Mitsubishi Ichigokan Museum of Art to open in April 2010, serving as a core facility for culture and the arts.

The second project of the second stage encompasses the reconstruction and development of the block containing the Togin Building and its neighboring Sumitomo Trust and Banking Co., Ltd. Tokyo Building and Mitsubishi UFJ Trust and Banking Corporation Tokyo Building. Known as the “Marunouchi 1–4 Plan” (tentative name), the project is scheduled for completion in the fiscal year ending March 31, 2012. In the third project, Mitsubishi Estate will execute the reconstruction phase of the Mitsubishi Soken Building. This third project forms a part of “the Otemachi Linked Urban Redevelopment Project” and will help to accelerate the development of the entire Marunouchi area.

In the second stage of the Marunouchi Redevelopment, Mitsubishi Estate will elevate Marunouchi’s attractiveness in terms of urban tourism by enhancing the area’s cultural aspects, further expanding the diversity of urban functions, and strengthening the various features that make it an international business center. In order to fuse Otemachi, Marunouchi and Yurakucho into a single community, we will also promote harmony with the environment and stellar hospitality in our focus on “Creating a Sustainable Community” that progresses toward growth.

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Business Information
Business Structure of the Mitsubishi Estate Group

BUSINESS SEGMENT

Real Estate Consulting & Solution Departments

Leveraging the Resources of the Entire Group to Expand Business Opportunities in Proposal-Based Marketing

Standing at the heart of Mitsubishi Estate’s strategic marketing structure, the Real Estate Consulting & Solution Departments work to foster deeper ties with clients through proposal-based marketing, which is conducted across the Group as a whole. Making full use of their accumulated real estate development, planning and management know-how, both departments are active in efforts to realize maximum value for their clients.

Maximize asset efficiency
Risk management
Funds procurement
Real estate investment
CONSULTING
CUSTOMERS
Determine current status
Conduct research and analysis
Consider initiatives and proposals
REAL ESTATE-RELATED PLANNING, PROPOSALS, AND SERVICES
Proposal determination
Implementation
Analysis and review
SOLUTION

Real estate development business

- Development method proposals
- Business plan support
- Project management
- Effective application and collaboration business (equivalent exchange, commission business, term leasehold interest method)
- Provisional use
- Reconstruction

Real estate investment-related business

- Real estate investment strategy formulation support
- Market research and analysis
- Due diligence
- Acquisition support
- Property management
- Asset management

Real estate liquidity

- Real estate-backed financing support
- Securitization
- Specified real estate joint business
- Sales and leaseback
- Real estate brokerage business

Building operational management

- Operational management plan analysis and proposals
- Long-term maintenance plan consulting
- Building, retail facility, and hotel operational management consignment
- Sub-leasing
- Tenant marketing

Comprehensive building analysis

- Earthquake resistance analysis
- Facility management
- Energy conservation and IT-oriented construction and facilities
- Interior and exterior renovation
- Barrier-free facility construction
- Aging-prevention construction and facilities
- Conversion

Construction

- Detached-housing, leased residence, company dormitory and housing construction
- Residence and office building renovation

Design and supervision

- Environmental assessment and research
- Urban development planning-related, PFI consulting
- Environmental and civil engineering-related consulting, design and supervision
- Construction management
- Design and supervision of various buildings and structures
- Interior, exterior, and other design and supervision

Lifestyle services

- Complex housing, company dormitory and housing operation and management
- Community residence operation for the elderly
- Complex housing and other Internet connection services

A Wide Range of Solutions Covering Individual Real Estate Needs to Corporate Real Estate Strategic Support

The structure of the Real Estate Consulting & Solution Departments are independent from Mitsubishi Estate’s eight business segments (comprised of the Building Business, Residential Business, Urban Development & Investment Management, International Business, Architectural Design & Engineering, Custom-Built Housing, Hotel Business, and Real Estate Services.)
In an effort to consistently provide optimal consultation and solutions services that address client’s real estate needs such as effective methods for property utilization and acquisition, we create business proposals that draw on the resources of the entire Group.

The Real Estate Consulting & Solution Departments offer consultation for individual properties and multiple properties held and leased by the corporate sector. We analyze matters taking into consideration the comprehensive features of real estate and provide solutions that match the financial and management strategies of individual companies. In this manner, Mitsubishi Estate endeavors to realize the maximum value of corporate real estate (CRE).

BUSINESS SEGMENT

Building Business

Enhancing Urban Functions from an Area Management Perspective

The Building Business primarily undertakes the development, leasing and property management of office buildings in Japan’s major cities while also handling management of large-scale shopping centers, operation of parking lots and district operation of heating and cooling services throughout Japan, thereby enhancing urban functions from an area management perspective.

Commencement of the Second Stage of the Marunouchi Redevelopment

Mitsubishi Estate is acting beyond the role of developer to that of a producer, as it maximizes the full potential of Marunouchi and delivers new functions that meet the business needs of today and tomorrow. In 1998, we commenced the first stage of the Marunouchi Redevelopment, a 10-year program encompassing the upgrade, reconstruction and renovation of much of the Marunouchi district. Beginning with the Marunouchi Building in August 2002, six new buildings have been completed, highlighted by the grand opening of the Shin-Marunouchi Building in April 2007. With the completion of The Peninsula Tokyo in September 2007, the first stage of the Marunouchi Redevelopment came to a close.

From 2008, and over the next 10 years, we will push ahead with the second stage. Designed to reorganize the area as one comprehensive city block, the first project of the second stage consists of the construction of the Marunouchi Park Building and the restoration of Mitsubishi Ichigokan, along with the simultaneous redevelopment of the Mitsubishi Shoji Building, the Furukawa Building and the Marunouchi Yaesu Building. Adding to these initiatives, Mitsubishi Estate announced the launch of second project of the second stage, the “Marunouchi 1–4 Plan” (tentative name), encompassing the rebuilding of the Togin Building, the Sumitomo Trust and Banking Co., Ltd. Tokyo Building, and the Mitsubishi UFJ Trust and Banking Corporation Tokyo Building. Advancing onward from this second stage, Mitsubishi Estate is putting in place the third project of the second stage—rebuilding the Mitsubishi Soken Building, which will link the Marunouchi Redevelopment to the Otemachi district.

Based on the achievements of the Marunouchi Redevelopment to date, the second stage will encompass broader and more comprehensive plans to further rejuvenate the Otemachi, Marunouchi and Yurakucho districts, an area of approximately 120 hectares.

1   The Marunouchi Park Building
As part of the first project of the second stage of the Marunouchi Redevelopment, the Marunouchi Park Building is currently under construction with completion targetd by April 2009.

2. Mitsubishi Ichigokan
A red-brick building slated to be completely restored and opened as a museum in April 2010, Mitsubishi Ichikogan will function as a key cultural and arts complex for expanding the area's cultural horizons.

Retail Property Group

Active Expansion of the Retail Property Business throughout Japan

In its retail property business, Mitsubishi Estate is pushing forward with the development of various types of retail properties that match the unique features of each location and area. The Mitsubishi Estate Group continuously engages in facility planning, development, tenant leasing and management through its comprehensive development structure.

A Fresh Breeze and Joy-for People and Cities

Mitsubishi Estate is evolving its retail property business to provide exciting new places where people of all walks of life can gather in comfort. Since the 1989 opening of the Tenjin MM Building (IMS) in Fukuoka Prefecture, retail property operations have become a full-blown business with numerous projects completed, including the Landmark Tower, Aqua City Odaiba, the Marunouchi Building, and several “Premium Outlets”.

In its efforts to create a more appealing city, Mitsubishi Estate has continued to raise the value of retail facilities in the Marunouchi area including the Shin-Marunouchi Building in 2007. Together with an emphasis on infrastructure development, the Company is aggressively carrying out promotional activities. From an area management perspective, Mitsubishi Estate is focusing on operations that realize intangible benefits.

Outside the Marunouchi area, we are pursuing several new retail property developments in autumn 2008, including the Minami-sunamachi Shopping Center “SUNAMO” in Tokyo’s Koto Ward, Izumi Park Town Tapio in Sendai City, Miyagi Prefecture, and in partnership with Chelsea Japan Co., Ltd., Sendai Premium Outlet, also located in Sendai City. Mitsubishi Estate is also promoting various projects around the country, such as the Sapporo Maruyama Park Shopping Center Project (tentative name) in Sapporo City, Hokkaido, and the Ami Premium Outlet (tentative name) in the town of Ami, Ibaraki Prefecture.

3   Izumi Park Town Tapio
Positioned at the heart of Izumi Park Town, a large-scale development that commenced in 1969. Plans are in place to open Izumi Park Town Tapio in October 2008. This lifestyle-proposal retail facility is located adjacent to the Sendai-Izumi Premium Outlet, which is scheduled to open at the same time.

4   The Shin-Marunouchi Building
From its grand opening in April 2007, the Shin-Marunouchi Building has continued to provide an "enchanting time for adults." The retail portion of this building comprises one below-ground and seven above-ground floors, housing 153 shops that exude individuality and hospitality. With the exception of a few stores, "Marunouchi House" on the seventh floor is open to 4:00 am. Together with the Marunouchi Building and Marunouchi Naka Dori, this addition has brought a new sense of glamour to the Marunouchi area.

5   Minami-sunamachi Shopping Center "SUNAMO"
Located only five minutes on foot from Minamisuna Station on the Tokyo Metro Tozai Line, this center will open in the autumn of 2008. As a lifestyle center in the heart of a residential district, the facility will stand out as the top shopping center in the area, offering high quality and comfort.

BUSINESS SEGMENT

Residential Business
Providing High-Quality Homes that Fulfill Market Needs

Through the Residential Business segment, we aim to provide ideal living environments in concert with healthy and fulfilling lifestyles by developing and marketing condominiums, single-unit homes and residential land, as well as engaging in businesses such as condominium management and consulting services for the optimal use of real estate. At the same time, Mitsubishi Estate operates and manages golf courses.

1  Park House Shinmachi Ouga
Located in Shinmachi, Setagaya Ward, Tokyo, this 17-unit condominium faces a line of cherry trees at Nomikawa-Shinsui Park, and is surrounded by major avenues on its three other sides. The building features a courtyard, and all units have been designed to ensure sunlight and privacy, with abundant floor space from 90 to 120m2.

2  Nogizaka Park House
This 42-unit condominium is located in Akasaka, Minato Ward, Tokyo, next to abundant green space surrounding the Nogi Shrine, and only twominutes’ walk from Nogizaka Station on the Tokyo Metro subway. With independently secured single and double units on the first floor, and its anti-seismically reinforced building structure, the Nogizaka Park House offers peace of mind in the heart of the city.

Growth in the Condominium Business Spurred by Prime Locations and Market-Oriented Product Planning

In its condominium business, Mitsubishi Estate fulfills market needs through location selection based on solid market research. The Company continues to provide its “Park House” condominiums mainly in the Tokyo Metropolitan area, where demand is steady. Boasting excellent product planning capabilities based on the skillful application of a site’s potential, Mitsubishi Estate aims for competitive advantage by focusing on properties in popular urban areas that offer superior and convenient location, large-scale properties with comprehensive communal facilities built with the environment in mind, high-rise condominiums that provide spectacular views, and collaboration with leading designers and firms from a variety of industries.

Mitsubishi Estate developed and is marketing its STYLE HOUSE series of full order-made condominiums, in which the layouts of each unit are freely designed by the owners and built to match their lifestyles. Fulfilling the diversifying needs of the market, six such condominiums have already been built and growth is proceeding steadily. In addition, Mitsubishi Estate is reinforcing its focus on quality assurance services. Utilizing its proprietary disclosure system, it provides an easy-to-understand written record of  property features, facilities and quality evaluation at each stage of design, construction and completion. A maintenance report is regularly provided after individual property owners take up residence.

In the single-unit home business, Mitsubishi Estate has created its new “dreams design” brand, with an underlying theme of “living spaces that reflect individuality and offer daily comfort.” Under this brand, Mitsubishi Estate is promoting residential developments based on a more distinctive customer-oriented concept.

Newly Established Apartment Development Department

In its residential leasing business, which sells properties to prospective institutional investors, Mitsubishi Estate promotes the development of its PARK HABIO brand mainly in central Tokyo. Following the completion of the first building in the series, the PARK HABIO KYOBASHI, in September 2004, Mitsubishi Estate has already completed a further 13 buildings while engaging in numerous other projects. Building on this momentum, Mitsubishi Estate applied the synergistic effects and shared know-how of its condominium sales planning to establish the Apartment Development Department within the Residential Development Group in April 2008. Looking ahead, we will continue to offer high-quality apartments in central Tokyo, while meeting diverse residential needs and securing stable revenues.

Opening of the Asakura Golf Club

Mitsubishi Estate is also engaged in a number of leisure services such as the management of golf courses, sporting facilities and businesses associated with increased leisure time and the promotion of good health. Mitsubishi Estate is an established player in the golf course business. The Company operates an existing portfolio that includes the Izumi Park Town Golf Club (Sendai City, Miyagi Prefecture), the Higashi Fuji Country Club (Oyama-cho, Sunto-gun, Shizuoka Prefecture) and the Fuji International Golf Club (Oyama-cho, Sunto-gun, Shizuoka Prefecture). Furthermore, Mitsubishi Estate plans to open the Asakura Golf Club (Sakura City, Chiba Prefecture) in October 2008 through Sakura Golf Development Co., Ltd., a development vehicle established jointly with Tokyu Land Corporation. Located approximately 60 minutes from central Tokyo within the Chiba Research Park, this Mitsubishi Estate development boasts convenient transportation access. An 18-hole course of over 7,000 yards, this project is designed as a top-level champions’ course capable of hosting officially sanctioned tournaments.

3  PARK HABIO SUITENGUMAE
Adjacent to the Royal Park Hotel, the PARK HABIO SUITENGUMAE offers all of its 60 high-grade leased apartments the top amenities of the hotel, including a concierge service by Royal Park staff. Suitengumae Station on the Hanzomon Subway Line and the Tokyo City Air Terminal are only two minutes’ walk, providing highly convenient access to both domestic and international flights.

4  Asakura Golf Club (Clubhouse)
Seemingly afloat in stately elegance, this clubhouse is a representation of a warehouse. Equipped with a competition room that can hold a maximum of 60 people, Asakura Golf Club extends a heartfelt welcome in a spirit of thorough management and high hospitality. Combining a driving range that is more than 250 yards long with an approach shot practice area, Asakura Golf Club offers a fulfilling club life and high-quality service.

B U S I N E S S  S EG M E N T

Urban Development & Investment
Management Business
Prioritizing Development and Management in Business Opportunity Expansion

In the real estate investment market, demand is increasing for income-generating real estate. Taking this into consideration, the Urban Development & Investment Management business has positioned the development and management of quality real estate at the heart of business activities. Going forward, we are pursuing a two-tiered business model, promoting development functions in concert with management functions.

1  Shiodome Building
Completed in December 2007, this was the final large-scale project within the 31-hectare mixed commercial zone of the Shiodome Shiosite redevelopment project. Only three minutes’ walk from the JR Hamamatsucho Station and Daimon Subway Station, the building’s popular HAMASITE Gurume area on the first and second floors at the Shiodome South Entrance features some 20 shops and restaurants.

2  Minamimachi-Dori Center Building
This building is in a prime location only six-minutes walking distance from JR Sendai Station. Designed with tradition in mind, the project consists of a building complex housing offices (including the Sendai branch of Norinchukin) and retail shops that resemble older, more traditional buildings with pillars and posts, but are furnished with the latest equipment. Construction was completed in March 2007.

Actively Promoting the Development Business by Strengthening Asset Solutions Capabilities

In the context of the development function, we are fostering the development business of income-generating real estate by optimizing the timing of sales of prime investment products after construction completion and the commencement of operations.
In 2007, construction of the Akihabara Center Place Building in Kanda Aioicho in Tokyo’s Chiyoda Ward was completed in April, followed by the Shiba-Daimon Front Building in Shibakoen in Tokyo’s Minato Ward in October, and the Shiodome Building in Kaigan, also in Minato Ward, in December. Mitsubishi Estate is also active in a number of development projects in Tokyo, including the Belgian Embassy Redevelopment Project (tentative name; private section), and the Toyosu 3–1 City Block Building Project (tentative name). Ongoing projects in other cities are the Higashi-Nibancho Square in Sendai City, the Yodoya-Bashi Square in Osaka City, and the Hiroshima-shi Naka-ku Teppo-cho Building Project (tentative name). Mitsubishi Estate does not limit its activities solely to office buildings; it also engages in the development of a broad range of real estate, including retail properties and serviced apartments, in an effort to address the diverse needs of the investment market. Coordinating with the Building Business, Mitsubishi Estate is involved in a number of retail facility projects such as the Minamisunamachi Shopping Center “SUNAMO,” (please refer to page 17 for details). In the serviced apartment business, Mitsubishi Estate collaborates with The Ascott Group Limited, a Singaporean firm with global operations, on the Citadines Tokyo Shinjuku Project (tentative name) and the Citadines Kyoto Gojo Project (tentative name).
In its development projects, Mitsubishi Estate is utilizing special-purpose companies and other vehicles to limit business investment risk, although direct investment may be utilized depending on the scale of development. Through a thorough decisionmaking process, Mitsubishi Estate endeavors to choose an optimal investment method for each development project.
Looking forward, Mitsubishi Estate is making every effort to secure more business opportunities by strengthening asset solutions capabilities to maximize asset value for real estate customers.

Providing a Broad Range of Specialized Services for Real Estate Investment

The Mitsubishi Estate Group boasts considerable expertise in the investment management function. In specific terms, Group companies Mitsubishi Jisho Investment Advisors, Inc. provides comprehensive services relating to real estate while Japan Real Estate Asset Management Co., Ltd. has been entrusted to manage the investments of Japan Real Estate Investment Corporation, a real estate investment trust in Japan (J-REIT).
Business is steadily growing at Mitsubishi Jisho Investment Advisors, which is building a private fund that invests in real estate including retail properties, residential homes and offices. Continuing to secure management opportunities, Mitsubishi Jisho Investment Advisors aims to acquire new projects, increase the number of funds it manages and expand the balance of assets under management.
Placing equal emphasis on each of the development and management functions, Mitsubishi Estate will endeavor to expand business opportunities through growth in the real estate investment market and by responding to socioeconomic needs for urban redevelopment.

3  Yodoya-Bashi Square (Osaka City)
Situated in Osaka’s main business area in a prime location directly connected to Yodoya-Bashi Station on the Keihan Train Line, the Yodoya-Bashi Square stands out as an all-purpose office tower that attracts both offices and shops to its 18 aboveground floors. Construction completion is planned for August 2009.

4  Belgian Embassy Redevelopment Project (tentative name; private section)
This project encompasses the development of a multi-leased building (offices and residences) on the site of the former Belgian Embassy in Nibancho, Chiyoda Ward, Tokyo. Mitsubishi Estate is employing a design system that integrates the site and the buildings to harmonize the new embassy building into a single comprehensive site. Construction completion is planned for July 2009.

5  Citadines Tokyo Shinjuku Project (tentative name)
This is Mitsubishi Estate’s third project in its serviced apartments business, which mainly targets foreign business travelers staying on business for several months. The opening of the Citadines

B U S I N E S S  S EG M E N T

International Business
A Globally Growing Real Estate Leasing and Development Business

In the International Business, Mitsubishi Estate operates mainly through Rockefeller Group, Inc. (RGI), which owns and manages office buildings in such locations as New York and London. The Company is working to expand its real estate development business mainly across the United States and in London. Furthermore, Mitsubishi Estate is currently looking to grow its real estate investment management business.

1  Central St Giles Redevelopment Project in London
A joint redevelopment project with Legal & General, a major U.K. life insurance company, this complex comprises 66,000m2 of offices, retail shops and residences. Construction is scheduled to finish at the end of 2009.

2  Bow Bells House Redevelopment Project in London
Located in London’s financial district, the Bow Bells House Redevelopment Project features an office building with a total 20,000m2 of office space. The project was completed in December 2007.

3  River Plate House in London
Acquired in May 2007, this office building comprises 19,000m2 of floor space and is situated in a prime location in the City of London.

Advancing the Real Estate Development Business mainly across the United States and the United Kingdom

In the United States, Mitsubishi Estates owns large-scale office buildings—the McGraw-Hill Building and the Time-Life Building—in New York City’s Manhattan, and acquired the Phelps-Dodge Tower office building located in Phoenix, Arizona, in March 2008. The Company is currently undertaking 25 development projects in nine states, ranging from office condominiums and distribution facilities to homes and mixed-use complexes. In addition to expanding its real estate development business, Mitsubishi Estate aims to establish a global platform through growing its real estate investment management business.

Mitsubishi Estate is also aggressively expanding its development business in the United Kingdom and London. Completed in 2003, the Paternoster Square Redevelopment Project was the Company’s first redevelopment of a mixed-use office complex located in the City of London financial district. On the site, Mitsubishi Estate owns Warwick Court and 10 Paternoster Square.
Also in the City of London, the Company completed its second project, the Bow Bells House Redevelopment Project, in December 2007. A joint project with Mitsubishi Corporation, it features an office building with approximately 20,000m2 of office space as well as retail shops.
In July 2007, we began participating in the joint Central St Giles Redevelopment Project with Legal & General, a major U.K. life insurance company. As our third redevelopment project in London, located the city’s west end, the complex will encompass 66,000m2 of offices, shops and residences. Construction commenced in September 2007 and is scheduled for completion by the end of 2009.
In addition, in May 2007, Mitsubishi Estate acquired River Plate House, an office building situated in a prime location within the City of London.

4  The McGraw-Hill Building in New York City
With 51 floors above ground and five floors below ground, the McGraw-Hill Building boasts total floor space of 237,000m2. Located in Manhattan, New York, this office building was completed in March 1972. Mitsubishi Estate acquired an interest in the building in April 1990.

5  Flushing Commons, New York
The Flushing Commons Project located in Queens, New York is a multi-function development  encompassing residential, retail and office facilities. The total site area is estimated at 180,000 m2. Construction is scheduled to commence in 2009.

6  Paternoster Square in London
Development of this mixed-use office complex located in the City of London was completed in May 2003. The Company owns two buildings: Warwick Court, with floor space of 28,400m2, and 10 Paternoster Square, with floor space of 33,600m2.

7  Phelps-Dodge Tower in Phoenix
Constructed in 2001 in Phoenix, Arizona, this office building has floor space totaling 38,000m2. Mitsubishi Estate acquired the Phelps-Dodge Tower in March 2008.

B U S I N E S S  S EG M E N T

Architectural Design & Engineering
Offering Reliability and Advanced Technological Know-How Based upon an Extensive Record of Performance

At the core of Mitsubishi Estate’s Architectural Design & Engineering business are Mitsubishi Jisho Sekkei Inc. (MJS), a business engaged in the design and administration of construction and civil engineering projects, building renovation work, projects related to urban and regional development, as well as comprehensive consulting, and MEC Design International Corporation, which directs interior design and construction projects.

1  YURAKUCHO ITOCiA
Part of the redevelopment of the area facing Yurakucho Station, a district undergoing revival since the postwar period, YURAKUCHO ITOCiA was completed in October 2007 as an office and retail complex.

2  M.M. TOWERS FORESIS
Located in Yokohama’s Minato Mirai 21 district, M.M. TOWERS FORESIS is a twin-tower condominium housing 1,226 units.

Efforts toward Strong Architectural Design & Engineering in Harmony with the Environment
Major projects completed by MJS during the fiscal year ended March 31, 2008 included the Shin-Marunouchi Building, The Peninsula Tokyo, YURAKUCHO ITOCiA, M.M. TOWERS FORESIS, and Marunouchi Naka Dori Avenue (exterior embellishments). In addition, proposed plans to reconstruct the Tokyo Central Post Office were accepted. Projects targeted for completion in the fiscal year ending March 31, 2009 include the Breeze Tower in Nishi-Umeda in Osaka, the Keio University Hiyoshi Campus Complex (tentative name), and the Park House Tsukuba Kenkyugakuen.
While actively continuing efforts to secure orders in new and refurbished architectural design and engineering projects, MJS is aggressively offering proposals that consider the environment, taking into consideration the needs of the day, longer life spans, harmony with the environment, scenic landscaping, energy efficiency, resource conservation and waste reduction.

Heightening Customer Satisfaction through Design Capabilities and Quality Control
As an interior design specialist, MEC Design International Corporation was active throughout the fiscal year ended March 31, 2008. The company completed projects at the Shin-Marunouchi and other buildings, designed the interior of common areas while promoting sales of interior options at the M.M. TOWERS FORESIS and other facilities and undertook other projects at hospitality facilities and a large passenger liner. Drawing on its advanced design capabilities and technological strengths, the company has significantly expanded its business. Looking forward, MEC Design International Corporation will aggressively expand its consulting business and focus efforts in its interior design supervisory operations. Furthermore, the company will work toward heightening the level of customer satisfaction by improving its business processes and implementing thorough quality control.

B U S I N E S S  S EG M E N T

Custom-Built Housing
Building Quality Homes for Future Generations

The Custom-Built Housing business strives to provide housing that reduces environmental impact and meets the needs of Japan’s aging society, applying superior technical design capabilities to construct homes of the highest quality. Through Mitsubishi Estate Home Co., Ltd., our principal vehicle in these activities, the Mitsubishi Estate Group undertakes construction contracts for custom-built housing for individuals as well as developers.

1  Komazawa Stage 2 Home Gallery
Adding a balcony extension that describes an arc to the sedate form of its hip roof construction lends a sophisticated feel to the traditional appearance of the exterior design.

2  3  Komazawa Stage 2 Home Gallery (interior)
The spaciousness of the airy, vaulted ceiling and the high degree of freedom from utilizing air-conditioning throughout produces a high-quality family lifestyle.

Mitsubishi Estate Home provides its customers with safe, spacious and comfortable living environments. Boasting stringent quality standards, the company leverages its accumulated technical know-how and expertise including its two-by-four construction method to ensure maximum earthquake protection, durability and energy efficiency. Respecting each customer’s lifestyle, desires and preferences, we endeavor to become the partner of first choice as we build customized “only for you” living environments.
In light of concerns surrounding Japan’s low birth rate and aging society, as well as global environmental issues, Mitsubishi Estate Home makes efforts to construct long-lasting homes. Demonstrating this commitment, in May 2008, we announced our 50-year guarantee system for newly constructed housing, “Long Support 50,” that offers a 50-year guarantee on the permanence of a building’s main structural framework, which the company constructs using its advanced Super Two-by-Four Aerotech method, as well as water resistance of the roof and outer siding. In addition, the structural plywood used as main materials to construct floors, walls and roofs is made entirely of domestic lumber, for which Mitsubishi Estate adheres to standard specifications for custom-built housing in order to contribute to domestic forest conservation.

Along with customized residences for customers, Mitsubishi Estate Home is also active in fostering business opportunities with housing development companies. Drawing on its know-how in residential design accumulated over a number of years, the company endeavors to create comfortable living environments on an individual and neighborhood-wide basis.

B U S I N E S S   S EG M E N T

Hotel Business
Enhancing Brand Power and Management

In the Hotel business, Royal Park Hotels and Resorts Co., Ltd. integrates the administration and management of each hotel to ensure consistency throughout the hotel chain, enhance management efficiency and improve the level of management. With hotels in Tokyo, Yokohama, Sendai and other locations, the Royal Park hotel chain comprises a network of six hotels offering 2,056 guestrooms.

1  Royal Park Shiodome Tower
Highly praised as representing a new generation of urban hotels, the Royal Park Shiodome Tower, located in Shiodome Media City, Tokyo, offers a stylish environment and flexible services.

2  Lobby of a Royal Park Hotel
In addition to prime locations and a full range of facilities, Royal Park Hotels offer luxurious comfort to guests from around the world through a dedication to top service.

3  Yokohama Royal Park Hotel
(Superior Twin of the Landmark Club)
A total renovation program was implemented from fiscal 2006. The 67th floor was refurbished as an urban spa area with a highly specialized resort ambiance. The 60th floor was newly launched as a new concept area.

A New Style of Hotel that Supports Business
Opened in July 2003 in Shiodome, Tokyo, the Royal Park Shiodome Tower has set out to achieve a new paradigm in hotel services, including Japan’s first Mandara Spa for relaxation, and the use of a timesharing service where members are able to use guestrooms on an hourly basis. These unique services have sustained a high rate of occupancy. The Mitsubishi Estate Group plans to use the development and management know-how gained from the Royal Park Shiodome Tower to create new business opportunities.

Increasing the Brand Value of Royal Park Hotels through a Management Focus on Customer Delight
Based on the “Best for the Guest” philosophy of Royal Park Hotels, we take one step beyond customer satisfaction by aiming to delight our guests.
As part of an initiative to enhance the hotel chain, in July 2004 we launched a central reservation office, a first for a locally owned hotel chain in Japan. Using this system, it is possible to directly make reservations on a Web site for rooms at hotels in Japan and around the world.
Furthermore, in April 2006, Royal Park Hotels and Resorts commenced business collaboration with THE OKAMI, an organization of 19 Japanese-style ryokan hotels that are members of various hotel associations covering the Izu area. Through this collaboration, Royal Park Hotels and Resorts provides reservation correspondence services via the Internet.

B U S I N E S S   S EG M E N T

Real Estate Services
Meticulously Responding to the Varied Real Estate Needs of Customers

The Real Estate Services business has instituted a system that enables highly customized responses to individual customer needs. Handled primarily through Mitsubishi Real Estate Services Co., Ltd., the goal is to provide one-stop shopping of high-quality real estate services covering all areas including real estate brokerage, condominium sales agency and office and residential property leasing services. Adding to its ample portfolio of real estate services, the company established the Parking Operations Office in April 2008. Looking ahead, Mitsubishi Real Estate Services will continue to respond to a wide range of real estate needs.

1  Hiroo Garden Forest
Mitsubishi Estate and Mitsui Fudosan Residential Co., Ltd. are jointly constructing Hiroo Garden Forest, a large-scale, 474-unit condominium complex located in Tokyo’s Shibuya Ward.

2  Parking Ecology Network (PEN)
To contribute to both parking services and the ecology, partial proceeds from parking charges are donated to tree-planting programs.

Real Estate Brokerage Services

Mitsubishi Real Estate Services engages in a wide variety of real estate brokerage businesses, ranging from the purchase, sale and leasing of commercial properties such as buildings and factory sites, and individual properties such as condominiums, single-unit homes and residential land, to consulting services that facilitate the optimal application of customers’ real estate. In addition, we provide support to company management through Consulting M, a consulting service that leads in the field of enhancing corporate value through corporate real estate (CRE) strategies. Mitsubishi Real Estate Services also boasts a nationwide network of branches and sales offices that are connected online. Through these means, Mitsubishi Real Estate Services is consistently able to provide the most up-to-date real estate information.

Sales Agency Services for Properties such as Condominiums

In Mitsubishi Estate Services’ sales agency services, qualified staff, who are well versed in the unique features and characteristics of individual properties, as well as real estate finance, law, taxation and related matters, are on hand to assist customers in the sale of properties such as condominiums. Mitsubishi Real Estate Services also offers specialist staff to assist customers in peripheral procedures such as property registration and other administrative matters, as well as condominium buyers in application procedures for mortgage loans. Through a comprehensive range of services, Mitsubishi Real Estate Services provides reliable support to customers in their selling activities. In the area of residential development and total support to developers. We offer a full range of services including site information for potential condominium development, inspections and appraisal, market research, product planning, and advertising and promotions planning.

Office and Residential Leasing Services

Mitsubishi Real Estate Services is engaged in a full range of office and residential property leasing services. The company offers a sublease system, under which it leases an entire property from the owner and sublets to tenants under a master-lease agreement. It also provides a property management system that includes a comprehensive range of leasing services. Drawing on the know-how cultivated through its leasing services, Mitsubishi Real Estate Services established a new business, the Parking Operations Office, in April 2008, to support management of the company’s parking services. Rounding out its total support system, the company also serves investors and asset managers by satisfying wide-ranging needs in leasing management through its lease management support system.

Financial Review

SUMMARY

In the fiscal year ended March 31, 2008, revenue from operations decreased 16.9% compared with the previous fiscal year. This was mainly attributable to a drop in the number of condominiums sold in the Residential Business segment; the sale of large-scale properties during the fiscal year ended March 31, 2007, resulting in a decline in the distribution of benefits from an anonymous partnership in the Urban Development & Investment Management segment; and lower revenue in the International Business segment following the sale of a Group real estate brokerage company during the previous fiscal year. From an earnings perspective, operating income increased 7.1% year on year, the sixth consecutive fiscal year of growth. Ordinary income improved for the eighth consecutive fiscal year, climbing 6.8% compared with the previous fiscal year. This was primarily attributable to substantial contributions from the sale of properties, income generated from newly constructed buildings in the Marunouchi area, and the revision of rental rates applicable to existing buildings. Despite these favorable results, net income for the fiscal year under review declined 11.0% year on year.

REVENUE FROM OPERATIONS

Revenue from operations for the fiscal year under review was ¥787,652 million, a decrease of ¥159,988 million, or 16.9%, compared with the previous fiscal year. Details of results and operating conditions for each business segment are provided as follows.

In the Building Business segment, revenue from operations increased ¥26,605 million, or 7.5%, compared with the previous fiscal year to ¥380,562 million. In addition to contributions from the Shin-Marunouchi Building, completed in April 2007, and The Peninsula Tokyo, opened in September 2007, as well as revisions to rental rates applicable to existing buildings, this favorable result was attributable to an increase in repair contract construction revenue.

On a year-on-year basis, revenue in the Residential Business segment decreased ¥17,611 million, or 7.6%, to ¥213,903 million, mainly reflecting a drop in the number of condominiums sold.

In the Urban Development & Investment Management segment, revenue declined ¥8,785 million, or 23.0%, to ¥29,430 million. Despite contributions from equity and other investments following the sale of such properties as Somerset Azabu East, a serviced apartment complex, results were impacted by a decrease in the distribution of benefits from an anonymous partnership following the sale of large-scale properties during the fiscal year ended March 31, 2007.

As of the end of the previous fiscal year, Mitsubishi Estate’s consolidated subsidiary Rockefeller Group, Inc. sold its entire equity investment in Cushman & Wakefield, Inc. As a result, revenue from operations in the International Business segment decreased substantially, falling ¥154,523 million, or 68.2%, year on year to ¥71,920 million.

In the Architectural Design & Engineering segment, Mitsubishi Jisho Sekkei Inc. recorded revenue and earnings in connection with the Shin-Marunouchi Building and other buildings. In addition, this segment enjoyed the benefits of an increase in the number of completed projects. As a result, revenue from segment operations climbed ¥1,295 million, or 7.3%, compared with the previous fiscal year to ¥19,086 million.

On a year-on-year basis, revenue in the Custom-Built Housing segment declined ¥3,333 million, or 9.6%, to ¥31,216 million. This was mainly attributable to a drop in the number of orders for custom-built housing and contract work placed with Mitsubishi Estate Home Co., Ltd.

In the Hotel Business segment, results from Royal Park Hotels and other hotels were robust. This was offset, however, by the absence of contributions from the Atsugi Royal Park Hotel, which was sold during the fiscal year ended March 31, 2007. Accounting for these factors, revenue from segment operations decreased ¥330 million, or 1.0%, year on year to ¥33,163 million.

Owing to a drop in revenue at Mitsubishi Real Estate Services Co., Ltd., reflecting a decline in the number of home agency sales,

revenue in the Real Estate Services segment decreased ¥910 million, or 3.2%, to ¥27,941 million.

Revenue from the Other segment increased ¥722 million, or 16.9%, compared with the previous fiscal year to ¥4,982 million.

OPERATING INCOME

On a year-on-year basis, operating income climbed ¥11,818 million, or 7.1%, to ¥177,983 million.

Operating income in the Building Business segment rose 14.2% due to contributions from newly completed buildings, revision of rental rates applicable to existing buildings, property sales and other factors. In addition, operating income edged up 1.4% in the Residential Business segment, resulting from improvements in condominium gross profit margins, and increased 25.2% in the International Business, owing to a variety of factors including the elimination of real estate comprehensive service marketing expenses and contributions from property sales. Operating income in the Architectural Design & Engineering segment surged 96.8% on the back of improvements in gross profit margins primarily for large-scale properties. In the Urban Development & Investment Management segment, operating income declined 28.3% year on year owing to a drop in the distribution of benefits from an anonymous partnership following the sale of large-scale properties during the fiscal year ended March 31, 2007. Year-on-year decreases in operating income were also reported in the Custom-Built Housing, Hotel Business and Real Estate Services segments.

OTHER INCOME (EXPENSES)

In the fiscal year under review, other income amounted to ¥14,316 million, a decrease of ¥386 million compared with the previous fiscal year. This was mainly due to a decline in equity in earnings of unconsolidated subsidiaries and affiliates. Other expenses climbed ¥1,044 million year on year to ¥30,238 million, owing to increased interest expenses.

Turning to extraordinary items, extraordinary gains totaled ¥5,690 million, mainly comprised of gain on sales of beneficial interest in trust of fixed assets amounting to ¥1,737 million, gain on sales of investment securities of ¥1,697 million, and gain on sales of shares of affiliated companies totaling ¥2,255 million. Extraordinary losses amounted to ¥8,088 million. Principal components were loss on valuation of inventories totaling ¥1,458 million, loss on disposal of fixed assets of ¥1,194 million, loss on valuation of investment securities of ¥2,769 million, and impairment loss amounting to ¥1,498 million.

NET INCOME

Compared with the previous term, income before income taxes and minority interests decreased ¥18,306 million, or 10.3%, to ¥159,663 million. Net income in the fiscal year under review declined ¥10,698 million, or 11.0%, to ¥86,963 million, while net income per share was ¥62.99.

ANALYSIS OF FINANCIAL POSITION

(1) Consolidated Cash Flow

On a consolidated basis, cash and cash equivalents (hereafter “cash”) at the end of the fiscal year under review rose ¥13,622 million to ¥219,712 million. The main sources of cash were income before income taxes and minority interests, depreciation and amortization, proceeds from sales of property and equipment, proceeds from issuance of corporate bonds and an increase in long-term borrowings. The principal uses of cash were purchases of property and equipment, repayment of corporate bonds and repayment of long-term borrowings.

Cash Flows from Operating Activities

Net cash used in operating activities was ¥16,248 million, a decrease of ¥166,958 million compared with net cash provided by operating activities in the previous fiscal year. For the period under review, income before income taxes and minority interests amounted to ¥159,663

Financial Statements

million, and non-cash items such as depreciation and amortization totaled ¥56,867 million. These cash inflows were adjusted to reflect movements in notes and accounts receivable, equity investments, notes and accounts payable as well as other items.

Cash Flows from Investing Activities

Net cash used in investing activities was ¥212,207 million, an increase of ¥126,817 million. This was attributable to a variety of factors including the acquisition of property and equipment.

Cash Flows from Financing Activities

Net cash provided by financing activities totaled ¥238,942 million, a turnaround of ¥273,036 million from net cash used in financing activities in the previous fiscal year. The principal components were increases in long-term borrowings and the issuance of corporate bonds.

(2) Consolidated Balance Sheets

Compared with the previous fiscal year-end, total assets increased ¥879,865 million to ¥4,327,137 million as a result of the operating, investing and financing activities previously mentioned.

Total liabilities, when compared to the previous fiscal year-end, increased ¥793,477 million to ¥2,979,841 million. Net assets climbed ¥86,387 million to ¥1,347,295 million, due primarily to retained earnings growth.

MANAGEMENT INITIATIVES AND FINANCIAL STRATEGIES

Under its Medium-Term Management Plan, covering the three-year period from April 1, 2005 to March 31, 2008, the Company set a goal for earnings before interest, taxes, depreciation and amortization (EBITDA) of ¥200 billion, to be achieved by the final fiscal year of the Plan. Against this target, EBITDA for the fiscal year ended March 31, 2006 was ¥200.9 billion. Accordingly, Mitsubishi Estate achieved its goal two years in advance. EBITDA for the fiscal years ended March 31, 2007 and March 31, 2008 were ¥233.4 billion and ¥245.9 billion, respectively, surpassing the established target by a considerable margin. Under its new Medium-Term Management Plan, “Action 2010,” Mitsubishi Estate has envisioned the Company attaining the status of “a global real estate solutions provider—with development as the core driver.” Under this new Plan, the Company will increase the relative involvement of the Real Estate Management and Real Estate Services businesses, complementing the existing concentrated allocation of management resources in the Real Estate Holding and Real Estate Development and Investment businesses. In nurturing each of these areas as a core business, Mitsubishi Estate is well placed to deliver high-value-added products and services to real estate end customers, owners and investors, and to realize customer value. In the final fiscal year of the Plan, ending March 31, 2011, the Company has established the following numerical targets.

EBITDA: ¥300 billion
EBITDA/Total assets: over 6.5%
Net interest-bearing debt/EBITDA multiple: under 6 times

From a financial management perspective, Mitsubishi Estate has adopted a financial strategy based on the procurement of long-term funds at fixed rates of interest. At the present time, along with borrowings, the Company is taking advantage of favorably low interest rates through the issued of long-term corporate bonds with maturity dates of more than 10 years. Mitsubishi Estate also promotes management awareness of how to determine the level of interest-bearing debt based on earning capacity. In the fiscal year under review, the Company issued corporate bonds and procured funds through borrowings. As a result, the balance of interest- bearing debt as of March 31, 2008 stood at ¥1,645.4 billion. Deducting cash and cash equivalents, the net balance of interest- bearing debt as of the fiscal year-end was ¥1,425.6 billion. This included companies newly incorporated in the scope of consolidation during the fiscal year ended March 31, 2007.

Financial Statements

Consolidated Statements of Income

Mitsubishi Estate Co., Ltd. and Consolidated Subsidiaries
Years ended March 31, 2008 and 2007

	Millions of yen		Thousands of U.S. dollars
	2008	2007	2008
Revenue from operations	¥787,652	¥947,641	$7,861,588
Cost of revenue from operations	(551,455)	(719,337)	(5,504,098)
Selling, general and administrative expenses	(58,213)	(62,137)	(581,030)
Operating income	177,983	166,165	1,776,459
Other income (expenses):
Interest and dividend income	6,823	4,112	68,107
Interest expenses	(22,251)	(18,873)	(222,095)
Equity in earnings of unconsolidated subsidiaries and affiliates	3,739	8,094	37,327
Other, net (Note 14)	(6,631)	18,470	(66,192)
	(18,320)	11,804	(182,852)
Income before income taxes and minority interests	159,663	177,969	1,593,606
Income taxes (Notes 1 and 9):
Current	(52,390)	(54,069)	(522,906)
Deferred	(9,472)	(20,100)	(94,546)
	(61,862)	(74,169)	(617,452)
Minority interests	(10,836)	(6,137)	(108,163)
Net income	¥86,963	¥97,662	$867,989

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

Mitsubishi Estate Co., Ltd. and Consolidated Subsidiaries
March 31, 2008 and 2007

	Millions of yen		Thousands of U.S. dollars (Note 3)
	2008	2007	2008
Assets
Current assets:
Cash (Notes 7 and 15)	¥186,321	¥201,107	$1,859,678
Notes and accounts receivable – trade	37,063	33,912	369,930
Marketable securities (Note 4)	31,739	6,160	316,789
Allowance for doubtful receivables	(436)	(421)	(4,356)
Inventories (Notes 5 and 7)	602,824	300,180	6,016,816
Equity investments (Note 4)	185,640	127,099	1,852,881
Deferred income taxes (Note 9)	47,053	36,827	469,639
Other current assets	51,179	33,702	510,825
Total current assets	1,141,385	738,568	11,392,205

Investments:
Investments in and advances to unconsolidated
subsidiaries and affiliates	17,017	57,571	169,851
Investment securities (Notes 4 and 7)	236,331	300,470	2,358,830
Other investments (Note 6)	143,329	132,075	1,430,576
Total investments	396,678	490,116	3,959,258

Property and equipment (Note 7):
Land	1,564,953	1,414,754	15,619,860
Land in trust	280,547	–	2,800,149
Buildings and structures	1,766,921	1,515,603	17,635,710
Machinery and equipment and other	106,432	82,207	1,062,307
Construction in progress	83,271	88,170	831,136
	3,802,126	3,100,735	37,949,164
Less accumulated depreciation	(1,087,391)	(916,496)	(10,853,293)
Property and equipment, net	2,714,735	2,184,239	27,095,870

Intangible and other assets (Note 7)	74,339	34,348	741,983
Total assets	¥4,327,137	¥3,447,272	$43,189,317

See accompanying notes to consolidated financial statements.

			Thousands of
	Millions of yen		U.S. dollars (Note 3)
	2008	2007	2008
Liabilities and net assets
Current liabilities:
Short-term borrowings and current portion of long-term debt (Note 7)	¥271,137	¥140,969	$2,706,234
Notes and accounts payable – trade	114,780	72,301	1,145,629
Accrued income taxes (Note 9)	38,372	38,078	383,001
Advances and deposits	87,500	104,577	873,349
Accrued expenses and other current liabilities	72,121	118,029	719,843
Total current liabilities	583,913	473,956	5,828,059
Long-term debt (Note 7)	1,374,269	871,619	13,716,634
Lease deposits received	359,561	306,546	3,588,798
Accrued employees’ retirement benefits (Note 8)	18,083	13,433	180,488
Deferred income taxes (Note 9)	550,194	481,667	5,491,509
Goodwill	67,172	–	670,455
Other non-current liabilities	26,646	39,140	265,961
Total liabilities	2,979,841	2,186,364	29,741,908
Net assets:
Shareholders’ equity (Note 10):
Common stock, without par value:
Authorized – 1,980,000,000 shares;
Issued – 1,382,518,351 shares in 2008 and 2007	136,534	136,534	1,362,752
Capital surplus	165,216	165,216	1,649,029
Retained earnings	387,214	324,611	3,864,801
Less treasury stock, at cost	(3,440)	(2,965)	(34,335)
Total shareholders’ equity	685,524	623,396	6,842,247
Valuation, translation adjustments and others:
Unrealized holding gain on securities	89,621	133,843	894,516
Deferred gains or losses on hedging instruments	(357)	161	(3,563)
Land revaluation reserve	472,578	470,397	4,716,819
Foreign currency translation adjustments	(8,478)	(2,154)	(84,622)
Total valuation, translation adjustments and others	553,364	602,247	5,523,149
Stock acquisition rights	142	79	1,422
Minority interests	108,264	35,185	1,080,589
Contingent liabilities (Note 13)
Total net assets	1,347,295	1,260,908	13,447,409
Total liabilities and net assets	¥4,327,137	¥3,447,272	$43,189,317

Consolidated Statements of Changes in Net Assets

Mitsubishi Estate Co., Ltd. and Consolidated Subsidiaries
Years ended March 31, 2008 and 2007

	Millions of yen
	Shareholder’s equity
	Common stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at March 31, 2006	¥129,736	¥158,421	¥246,246	¥(2,024)	¥532,381
Increase arising from conversion of convertible bonds	6,797	6,797			13,594
Cash dividends paid			(15,132)		(15,132)
Net income			97,662		97,662
Purchase of treasury stock				(1,145)	(1,145)
Disposal of treasury stock		(2)	(13)	204	187
Directors’ and statutory auditors’ bonuses			(5)		(5)
Land revaluation reserve (Note 1)			(4,138)		(4,138)
Changes in consolidated subsidiaries and companies
accounted for by the equity method			(8)		(8)
Net change in items other than those in shareholders’ equity
Balance at March 31, 2007	136,534	165,216	324,611	(2,965)	623,396
Changes in the year:
Cash dividends paid			(22,089)		(22,089)
Net income			86,963		86,963
Purchase of treasury stock				(870)	(870)
Disposal of treasury stock			(90)	396	305
Land revaluation reserve (Note 1)			(2,180)		(2,180)
Net change in items other than those in shareholders’ equity
Total of changes in the year			62,603	(474)	62,128
Balance at March 31, 2008	¥136,534	¥165,216	¥387,214	¥(3,440)	¥685,524

	Millions of yen
	Valuation, translation adjustments and others
	Unrealized gain on securities	Deferred gains or losses on hedging instruments	Land revaluation reserve	Foreign currency translation adjustments	Total valuation, translation adjustments and others	Stock acquisition rights	Minority interests	Total net assets
Balance at March 31, 2006	¥142,040	¥–	¥466,259	¥(7,057)	¥601,242	¥–	¥32,717	¥1,166,340
Increase arising from conversion
of convertible bonds								13,594
Cash dividends paid								(15,132)
Net income								97,662
Purchase of treasury stock								(1,145)
Disposal of treasury stock								187
Directors’ and statutory auditors’ bonuses								(5)
Land revaluation reserve (Note 1)								(4,138)
Changes in consolidated subsidiaries
and companies accounted for by
the equity method								(8)
Net change in items other than those in
shareholders’ equity	(8,197)	161	4,138	4,902	1,005	79	2,467	3,552
Balance at March 31, 2007	133,843	161	470,397	(2,154)	602,247	79	35,185	1,260,908
Changes in the year:
Cash dividends paid								(22,089)
Net income								86,963
Purchase of treasury stock								(870)
Disposal of treasury stock								305
Land revaluation reserve (Note 1)								(2,180)
Net change in items other than
those in shareholders’ equity	(44,222)	(518)	2,180	(6,323)	(48,883)	63	73,079	24,259
Total of changes in the year	(44,222)	(518)	2,180	(6,323)	(48,883)	63	73,079	86,387
Balance at March 31, 2008	¥89,621	¥(357)	¥472,578	¥(8,478)	¥553,364	¥142	¥108,264	¥1,347,295

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Net Assets (continued)

Mitsubishi Estate Co., Ltd. and Consolidated Subsidiaries
Years ended March 31, 2008 and 2007

	Thousands of U.S. dollars
	Shareholders’ equity
					Total
	Common	Capital	Retained	Treasury	shareholders'
	stock	surplus	earnings	stock	equity
Balance at March 31, 2007	$1,362,752	$1,649,029	$3,239,957	$(29,598)	$6,222,140
Changes in the year:
Cash dividends paid			(220,477)		(220,477)
Net income			867,989		867,989
Purchase of treasury stock				(8,693)	(8,693)
Disposal of treasury stock			(904)	3,955	3,051
Land revaluation reserve (Note 1)			(21,763)		(21,763)
Net change in items other than those in shareholders’ equity
Total of changes in the year			624,844	(4,737)	620,106
Balance at March 31, 2008	$1,362,752	$1,649,029	$3,864,801	$(34,335)	$6,842,247

	Valuation, translation adjustments and others
	Shareholders’ equity
	Unrealized gain on securities	Deferred gains or losses on hedging instruments	Land revaluation reserve	Foreign currency translation adjustments	Total valuation, translation adjustments and others	Stock acquisition rights	Minority interests	Total net assets
Balance at March 31, 2007	$1,335,899	$1,609	$4,695,055	$(21,507)	$6,011,056	$790	$351,183	$12,585,171
Changes in the year:
Cash dividends paid								(220,477)
Net income								867,989
Purchase of treasury stock								(8,693)
Disposal of treasury stock								3,051
Land revaluation reserve (Note 1)								(21,763)
Net change in items other than
those in shareholders_ equity	(441,382)	(5,172)	21,763	(63,115)	(487,906)	632	729,405	242,131
Total of changes in the year	(441,382)	(5,172)	21,763	(63,115)	(487,906)	632	729,405	862,237
Balance at March 31, 2008	$894,516	$(3,563)	$4,716,819	$(84,622)	$5,523,149	$1,422	$1,080,589	$13,447,409

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

Mitsubishi Estate Co., Ltd. and Consolidated Subsidiaries
Years ended March 31, 2008 and 2007

	Millions of yen		Thousands of U.S. dollars (Note 3)
	2008	2007	2008
Cash flows from operating activities
Income before income taxes and minority interests	¥159,663	¥177,969	$1,593,606
Depreciation and amortization	56,867	54,257	567,592
Loss on sales or disposal of property and equipment	1,319	9,789	13,174
(Gain) on sales of beneficial interests in trust of property
and equipment	(1,737)	(1,895)	(17,341)
Gain on sales of securities	(3,950)	(40,945)	(39,427)
Valuation loss on securities	2,769	119	27,640
Gains on sale of investment	_	(2,150)	_
Valuation loss on inventories	1,458	_	14,555
Impairment loss	1,498	5,503	14,952
Equity in net income of affiliates	(3,739)	(8,094)	(37,327)
Increase (decrease) in allowances	959	(1,501)	9,581
Interest and dividend income	(6,823)	(4,112)	(68,107)
Interest expense	22,251	18,873	222,095
Early repayment of a portion of borrowings	1,168	_	11,661
Increase in notes and accounts receivable	(6,452)	(18,132)	(64,401)
(Increase) decrease in inventories	(79,102)	8,394	(789,525)
Increase in equity investments	(85,042)	(20,388)	(848,817)
(Decrease) increase in notes and accounts payable	(465)	16,225	(4,646)
Increase (decrease) in lease deposits received	25,538	(35)	254,899
Other	(35,692)	5,793	(356,250)
Subtotal	50,487	199,668	503,916
Interest and dividends received	8,233	4,818	82,180
Interest paid	(21,128)	(18,637)	(210,884)
Income taxes paid	(53,840)	(35,138)	(537,386)
Net cash (used in) provided by operating activities	(16,248)	150,710	(162,174)
Cash flows from investing activities
Proceeds from sales of marketable securities	_	3,928	_
Purchases of marketable securities	_	(109)	_
Proceeds from sales of property and equipment	1,157	7,771	11,551
Purchases of property and equipment	(270,798)	(138,169)	(2,702,853)
Proceeds from sales of investment securities	11,448	56,388	114,268
Purchases of investment securities	(18,796)	(22,640)	(187,612)
Proceeds from sales of beneficial interests in trust of property
and equipment	12,095	2,858	120,727
Other (Note 15)	52,686	4,583	525,868
Net cash used in investing activities	(212,207)	(85,389)	(2,118,050)
Cash flows from financing activities
Net increase (decrease) in short-term borrowings	9,700	(2,835)	96,824
Increase in long-term borrowings	248,925	119,922	2,484,535
Repayment of long-term borrowings	(78,410)	(123,524)	(782,619)
Proceeds from issuance of corporate bonds	140,612	21,974	1,403,454
Repayment of corporate bonds	(51,997)	(33,077)	(518,989)
Cash dividends paid	(22,089)	(15,132)	(220,477)
Other	(7,798)	(1,420)	(77,836)
Net cash provided by (used in) financing activities	238,942	(34,093)	2,384,891
Effect of exchange rate changes on cash and cash equivalents	(2,765)	3,344	(27,601)
Net increase in cash and cash equivalents	7,721	34,571	77,065
Cash and cash equivalents at beginning of year	206,089	167,090	2,056,986
Increase in cash and cash equivalents arising from mergers and acquisitions	5,901	4,427	58,903
Cash and cash equivalents at end of year (Note 15)	¥219,712	¥206,089	$2,192,955

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Mitsubishi Estate Co., Ltd. and Consolidated Subsidiaries
Years ended March 31, 2008 and 2007

1. Significant Accounting Policies

a. Basis of preparation

The accompanying consolidated financial statements of Mitsubishi Estate Co., Ltd. (the “Company”) and consolidated subsidiaries are prepared on the basis of accounting principles generally accepted in Japan, which are different in certain respects as to the application and disclosure requirements of International Financial Reporting Standards, and are compiled from the consolidated financial statements prepared by the Company as required by the Financial Instruments and Exchange Law of Japan.

The financial statements of the overseas consolidated subsidiaries are prepared on the basis of the accounting and relevant legal requirements of their countries of domicile.

The notes to the consolidated financial statements include information which may not be required under accounting principles generally accepted in Japan but is presented herein as additional information.

As permitted by the Securities and Exchange Law of Japan, amounts of less than one million yen have been rounded off. As a result, the totals shown in the accompanying consolidated financial statements (both in yen and U.S. dollars) do not necessarily agree with the sums of the individual amounts.

Certain amounts in the prior year’s financial statements have been reclassified to conform to the current year’s presentation.

b. Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and the subsidiaries that it controls directly or indirectly. Companies over which the Company exercises significant influence in terms of their operating and financial policies have been included in the consolidated financial statements on an equity basis.

All significant intercompany balances and transactions have been eliminated in consolidation.

c. Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The actual results could differ from those estimates.

d. Foreign currency translation

Current and non-current monetary accounts denominated in foreign currencies are translated into yen at the current rates.

The revenue and expense accounts of the foreign consolidated subsidiaries are translated using the average rate during the year. Except for shareholders’ equity, the balance sheet accounts are also translated into yen at the rates of exchange in effect at the balance sheet date. The components of shareholders’ equity are translated at their historical exchange rates.

e. Cash equivalents

The Company considers all highly liquid investments that are readily convertible into cash and have an original maturity of three months or less to be cash equivalents. Reconciliation between cash in the balance sheet and cash equivalents at March 31, 2008 and 2007 is presented in Note 15.

f. Marketable securities and investment securities

Securities other than those of subsidiaries and affiliates are classified into three categories: trading, held-to-maturity or other securities. Trading securities are carried at fair value and held-to-maturity securities are carried at amortized cost. Marketable securities classified as other securities are carried at fair value with any changes in unrealized holding gain or loss, net of the applicable income taxes, included directly in shareholders’ equity. Non-marketable securities classified as other securities are carried at cost. Cost of securities sold is determined by the moving average method.

g. Inventories

Inventories are mainly stated at cost, determined by the identified cost method; however, when the fair value is substantially less than cost and the decline in fair value is considered to be permanent, inventories are revalued at fair value.

h. Property and equipment, depreciation and impairment

Property and equipment, except for land as discussed below, is stated at cost less accumulated depreciation. Depreciation is calculated principally by the declining-balance method, except for buildings acquired in Japan subsequent to March 31, 1998 and property and equipment of foreign subsidiaries on which depreciation is calculated by the straight-line method at rates determined based on the estimated useful lives of the respective assets. The Company has capitalized the costs incurred for significant renewals and additions; however, costs for maintenance and repairs are charged to income.

As of March 31, 2002, the Company revalued its land at fair value, pursuant to Article 2 of the “Enforcement Ordinance for the Law Concerning Revaluation Reserve for Land” and its amendments. The related unrealized gain, net of applicable income taxes, has been recorded as “Land revaluation reserve” in net assets.

The Company reviews its property and equipment (including land) for impairment whenever events or changes in its business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs cash flow analyses to determine if an impairment exits. If impairment is determined to exist, any related loss on impairment is calculated based on the cash flow analyses.

The useful lives of property and equipment are summarized as follows:

Buildings and structures	2 to 75 years
Machinery and equipment and other	2 to 35 years

i. Leases

Noncancelable leases are primarily accounted for as operating leases (whether such leases are classified as operating or finance leases) except that leases that stipulate the transfer of ownership of the leased assets to the lessee are accounted for as finance leases.

j. Intangible and other assets

Intangible and other assets primarily consist of goodwill and land use rights. Goodwill is stated on the basis of cost and is being amortized over a period of 5 years or an estimated economical period on a straight-line basis, except for any goodwill and any indefinite lived intangible assets of subsidiaries in the United States acquired in a business combination completed after June 30, 2001, which have not been amortized. A loss is recognized if the fair value falls below the carrying amount. Land use rights are stated on a cost basis.

k. Retirement benefits

The Company and most consolidated subsidiaries have noncontributory funded and unfunded defined benefit plans covering most of their employees. Employees of the Company and its consolidated subsidiaries are entitled under most employment termination circumstances to annuity payments or lump-sum payments, the amounts of which are determined principally by reference to their basic rates of pay, length of service, and the conditions under which the termination occurs.

Accrued employees’ retirement benefits are provided mainly at an amount calculated based on the retirement benefit obligation and the fair value of the pension plan assets as of the balance sheet date, as adjusted for unrecognized actuarial gain or loss and unrecognized prior service cost. The retirement benefit obligation is attributed to each period by the straight-line method over the estimated years of service of the employees.

Actuarial gain and loss are amortized in the year following the year in which the gain or loss is recognized by the straight-line method over the period of the range from 1 year to 15 years which are shorter than the average remaining years of service of the employees.

Prior service cost is being amortized as incurred by the straight-line method over the period of 3 years or 10 years which are shorter than the average remaining years of service of the employees.

Until the fiscal year ended March 31, 2007, the Company and certain of its consolidated subsidiaries had retirement benefit plans for directors and statutory auditors who were customarily entitled to lump-sum payments under the Company’s and its consolidated subsidiaries’ respective internal regulations. Accrued severance benefits for these officers were provided at estimated amounts and were included in “other non-current liabilities.”

The annual general shareholders’ meeting held on June 29, 2006 approved a resolution for the termination of the Company’s retirement benefit plans for directors and statutory auditors and for the payment of the related benefits to them to be based on their respective service periods commencing from the date of appointment to June 29, 2006. The Company has reversed all accumulated reserved benefits for them and the balance of unpaid retirement benefits as of March 31, 2007 was included in “other non-current liabilities.”  Certain consolidated subsidiaries still have retirement benefit plans for directors and statutory auditors and provide an accrual for such retirement benefits at estimated amounts.

l. Income taxes

Deferred tax assets and liabilities are determined based on the financial statements and the tax bases of assets and liabilities, using the enacted tax rates in effect for the year in which the temporary differences are expected to reverse. Deferred tax assets are also recognized for the estimated future tax effects attributable to operating loss carryforwards. Valuation allowances are established to reduce deferred tax assets if it is more likely than not that the some portion or all of the deferred tax assets will not be realized.

m. Derivative financial instruments

The Company and certain of its consolidated subsidiaries utilize derivative financial instruments for the purpose of hedging their exposure to adverse fluctuations and changes in interest rates (interest rate swaps) and foreign exchange rates (currency swaps), but do not enter into such transactions for speculative or trading purposes.

Derivative financial instruments are carried at fair value with any changes in unrealized gain or loss charged or credited to operations, except for those which meet the criteria for deferral hedge accounting under which unrealized gain or loss is deferred as an asset or liability.

n. Revenue recognition

The consolidated statements of income reflect revenue from operations in the following manner:

(a) Revenue from the leasing of office space is recognized as rent accrued over the leasing period.

(b) Revenue from sales of condominiums, residential houses and land is recognized when the units are delivered and accepted by the customers. Revenue from consignment commissions for residential sales earned by the real estate service business segment is recognized at the time of contract conclusion for services provided up to the conclusion and at the time of ownership transfer for services provided up to the transfer.

(c) Revenue from real estate brokerage is recognized when an underlying lease agreement goes into force or the underlying units are delivered.

(d) Revenue from architectural design and engineering business is recognized at the date of completion of each relevant project, except that certain long-term (over one year) projects over ¥500 million in total revenue are recognized by the percentage of completion method.

(e) Revenue from construction contracts is recognized at the date of completion of each relevant project, except that certain long-term (over one year) projects over ¥5,000 million in total revenue are recognized by the percentage of completion method.

(f) Other operating revenue is recognized on an accrual basis.

o. Appropriation of retained earnings

Under the Corporation Law of Japan, the appropriation of retained earnings with respect to a given financial year is made by resolution of the shareholders at a general meeting held subsequent to the close of such financial year. The accounts for that year do not, therefore, reflect such appropriations. See Note 10 for more information.

2. Accounting Changes

Effective April 1, 2007, the Company and its domestic subsidiaries and affiliates have changed their method of depreciation based on an amendment to the Corporation Tax Law of Japan for tangible fixed assets acquired on or after April 1, 2007.

3. U.S. Dollar Amounts

Translation of yen amounts into U.S. dollar amounts is included solely for convenience, as a matter of arithmetic computation only, at the rate of ¥100.19 = U.S.$1.00, the approximate rate of exchange prevailing on March 31, 2008. The inclusion of such amounts is not intended to imply that yen amounts have been or could be readily converted, realized or settled in U.S. dollars at the above or any other rate.

4. Marketable Securities and Investment Securities

Marketable and investment securities classified as other securities at March 31, 2008 and 2007 are summarized as follows:

	Millions of yen			Thousands of U.S. dollars
	2008
			Unrealized			Unrealized
	Cost	Fair value	gain (loss)	Cost	Fair value	gain (loss)
Securities whose fair value exceeds their cost:
Equity securities	¥71,157	¥213,864	¥142,707	$710,221	$2,134,593	$1,424,372
Other	5,330	11,786	6,456	53,205	117,645	64,439
Subtotal	76,487	225,651	149,164	763,426	2,252,238	1,488,812
Securities whose cost exceeds their fair value:
Equity securities	10,429	9,799	(629)	104,099	97,812	(6,286)
Total	¥86,917	¥235,451	¥148,534	$867,525	$2,350,051	$1,482,526
					Millions of yen
					2007
						Unrealized
				Cost	Fair value	gain (loss)
Securities whose fair value exceeds their cost:
Equity securities				¥72,698	¥287,717	¥215,019
Other				5,330	15,851	10,520
Subtotal				78,029	303,569	225,540
Securities whose cost exceeds their fair value:
Equity securities				566	509	(57)
Total				¥78,596	¥304,078	¥225,482

Proceeds from sales of securities classified as other securities totaled ¥5,636 million ($56,256 thousand) in 2008 and ¥999 million in 2007. Gross realized gain was ¥1,698 million ($16,947 thousand) in 2008 and ¥911 million in 2007, respectively. Gross realized loss was ¥3 million ($29 thousand) in 2008.

Marketable debt securities classified as held-to-maturity securities at March 31, 2008 and 2007 are summarized as follows:

	Millions of yen			Thousands of U.S. dollars
	2008
	Amortized cost	Fair value	Unrealized gain (loss)	Amortized cost	Fair value	Unrealized gain (loss)
Debt securities whose fair value exceeds their cost:
Government bonds	¥64	¥65	¥1	$640	$652	$12
Corporate bonds	2,418	2,431	13	24,135	24,270	138
Subtotal	2,482	2,497	15	24,776	24,923	151
Debt securities whose cost exceeds their fair value:
Government bonds	138	138	0	1,386	1,386	0
Corporate bonds	2,759	2,759	–	27,545	27,545	–
Subtotal	2,898	2,898	0	28,932	28,932	0
Total	¥5,381	¥5,395	¥15	$53,709	$53,855	$150

	Millions of yen
	2007
	Amortized cost	Fair value	Unrealized gain (loss)

Debt securities whose fair value exceeds their cost:
Government bonds	¥35	¥35	¥0
Corporate bonds	116	116	0
Other	3,633	3,633	–
Subtotal	3,784	3,785	0
Debt securities whose cost exceeds their fair value:
Government bonds	183	182	(1)
Corporate bonds	–	–	–
Other	–	–	–
Subtotal	183	182	(1)
Total	¥3,967	¥3,967	¥0

Marketable and investment securities recorded at cost at March 31, 2008 and 2007 are summarized as follows:

	Millions of yen		Thousands of U.S. dollars
	2008	2007	2008
Other securities:
Nonmarketable equity securities
(other than equity securities listed on the over-the-counter market)	¥6,753	¥7,908	$67,402
Mutual funds	293	291	2,924
Commercial papers	6,741	4,992	67,291
MMF	22,558	876	225,154
Investments in silent partnerships	21,286	36,208	212,460
Other	2,678	267	26,731
Total	¥60,310	¥50,543	$601,965

The redemption schedule for securities classified as other securities at March 31, 2008 is summarized as follows:

	Millions of yen			Thousands of U.S. dollars
	2008
	Due within one year or less	Due after one year through five years	Due after five years or more	Due within one year or less	Due after one year through five years	Due after five years or more
Bonds:
Government bonds	¥20	¥165	¥20	$199	$1,646	$199
Corporate bonds	–	5,177	–	–	51,681	–
Other bonds	–	–	–	–	–	–
Total	¥20	¥5,342	¥20	$199	$53,328	$199

The Company recognized losses on other securities considered temporary amounting to ¥2,760 million ($27,552 thousand) and other securities considered other-than-temporary amounting to ¥8 million ($87 thousand) and ¥106 million for the years ended March 31, 2008 and 2007 respectively.

5. Inventories

Inventories at March 31, 2008 and 2007 are summarized as follows:

	Millions of yen		Thousands of U.S. dollars
	2008	2007	2008
Real estate for sale	¥303,523	¥89,960	$3,029,474
Land and housing projects in progress	279,141	192,305	2,786,120
Land held for development	8,742	8,965	87,256
Other	11,418	8,948	113,965
Total	¥602,824	¥300,180	$6,016,816

6. Other investments

Other investments at March 31, 2008 and 2007 were as follows:
	Millions of yen		Thousands of U.S. dollars
	2008	2007	2008
Lease deposits	¥86,595	¥77,571	$864,316
Long-term prepaid expenses and other	56,733	54,503	566,260
Total	¥143,329	¥132,075	$1,430,576

7. Short-term Borrowings and long-term debt
7. Short-term Borrowings

At March 31, 2008 and 2007, short-term borrowings and the current portion of long-term debt consisted of the following:

	Millions of yen		Thousands of U.S. dollars
	2008	2007	2008
Loans, principally from banks	¥56,131	¥47,043	$560,251
Commercial paper	10,000	–	99,810
Current portion of long-term debt	205,006	93,925	2,046,173
Total	¥271,137	¥140,969	$2,706,234

The weighted-average interest rates per annum on short-term borrowings outstanding at March 31, 2008 and 2007 were 1.08% and 1.14%, respectively. Short-term borrowings are principally unsecured.

At March 31, 2008 and 2007, long-term debt consisted of the following:
	Millions of yen		Thousands of U.S. dollars
	2008	2007	2008
2.975% unsecured bonds due 2007	¥–	¥30,000	$–
2.575% unsecured bonds due 2008	–	10,000	–
0.37% unsecured bonds due 2008	–	10,000	–
2.525% unsecured bonds due 2008	10,000	10,000	99,810
3.1% unsecured bonds due 2008	10,000	10,000	99,810
1.82% unsecured bonds due 2009	10,000	10,000	99,810
3.075% unsecured bonds due 2009	10,000	10,000	99,810
2% unsecured bonds due 2009	10,000	10,000	99,810
1.985% unsecured bonds due 2009	10,000	10,000	99,810
0.72% unsecured bonds due 2009	10,000	10,000	99,810
2.12% unsecured bonds due 2009	10,000	–	99,810
1.9% unsecured bonds due 2010	10,000	10,000	99,810
2.29% unsecured bonds due 2010	10,000	–	99,810
1.55% unsecured bonds due 2011	10,000	10,000	99,810
1.44% unsecured bonds due 2011	10,000	10,000	99,810
1.16% unsecured bonds due 2011	10,000	10,000	99,810
1.47% unsecured bonds due 2012	10,000	10,000	99,810
1.58% unsecured bonds due 2012	20,000	20,000	199,620
2.77 % unsecured bonds due 2012	10,000	–	99,810
3.275% unsecured bonds due 2012	10,000	10,000	99,810
1.395% unsecured bonds due 2012	10,000	10,000	99,810
1.2% unsecured bonds due 2012	10,000	10,000	99,810
1% unsecured bonds due 2013	10,000	10,000	99,810
0.785% unsecured bonds due 2013	10,000	10,000	99,810
1.675% unsecured bonds due 2014	10,000	10,000	99,810
1.349% unsecured bonds due 2014	10,000	10,000	99,810
1.65% unsecured bonds due 2014	10,000	10,000	99,810
1.75% unsecured bonds due 2014	10,000	10,000	99,810
1.655% unsecured bonds due 2014	10,000	10,000	99,810
1.409% unsecured bonds due 2015	10,000	10,000	99,810
1.572% unsecured bonds due 2015	10,000	10,000	99,810
1.295% unsecured bonds due 2015	10,000	10,000	99,810
1.443% unsecured bounds due 2016	15,000	15,000	149,715
1.985% unsecured bounds due 2016	10,000	10,000	99,810
1.88%unsecured bounds due 2016	10,000	10,000	99,810
1.79%unsecured bounds due 2017	10,000	–	99,810
2.045%unsecured bounds due 2017	10,000	–	99,810
1.825%unsecured bounds due 2017	10,000	–	99,810
3.125% unsecured bonds due 2017	10,000	10,000	99,810
1.77% unsecured bonds due 2017	20,000	–	199,620
3% unsecured bonds due 2018	10,000	10,000	99,810
1.975% unsecured bonds due 2019	10,000	–	99,810
1.805% unsecured bonds due 2019	10,000	–	99,810
2.5% unsecured bonds due 2020	10,000	10,000	99,810
2.42% unsecured bonds due 2022	10,000	10,000	99,810
1.50% unsecured bonds due 2022	10,000	10,000	99,810
2.075% unsecured bonds due 2023	10,000	–	99,810
2.28% unsecured bonds due 2024	10,000	10,000	99,810
2.305% unsecured bonds due 2027	10,000	–	99,810
2.385% unsecured bonds due 2027	10,000	–	99,810
2.52% unsecured bonds due 2027	15,000	–	149,715
2.425% unsecured bonds due 2027	10,000	–	99,810
2.9% unsecured bonds due 2032	10,000	10,000	99,810
2.615% unsecured bonds due 2032	10,000	10,000	99,810
2.04% unsecured bonds due 2032	20,000	20,000	199,620
1.72% unsecured bonds due 2033	10,000	10,000	99,810
Floating rate bonds due 2007 (payable in U.S. dollars)	–	980	–
Floating rate bonds due 2008 (payable in U.S. dollars)	13,587	–	135,612
Loans from banks and insurance companies:
Secured	443,265	111,008	4,424,243
Unsecured	552,423	388,556	5,513,753
	1,579,275	965,544	15,762,808
Less current portion	(205,006)	(93,925)	(2,046,173)
	¥1,374,269	¥871,619	$13,716,634

The aggregate annual maturities of long-term debt subsequent to March 31, 2008 are summarized as follows:

Year ending March 31,	Millions of yen	Thousands of U.S. dollars
2009	¥205,006	$2,046,173
2010	239,933	2,394,789
2011	307,571	3,069,881
2012	168,630	1,683,111
2013	141,164	1,408,972
2014 and thereafter	516,968	5,159,882
Total	¥1,579,275	$15,762,808

The assets pledged as collateral for short-term borrowings of ¥211 million ($2,105 thousand) and long-term debt of ¥443,265 million ($4,424,246 thousand) at March 31, 2008 were as follows:

	Millions of yen	Thousands of U.S. dollars
Cash	¥5,518	$55,077
Inventories	127,409	1,271,677
Buildings and structures	172,827	1,724,992
Machinery and equipment	6,375	63,633
Land	118,825	1,186,006
Land in trust	279,567	2,790,369
Other property and equipment	3	33
Other intangible assets	27	272
Investment securities	94	944
Total	¥710,648	$7,093,008

As is customary in Japan, collateral must be given if requested by lending institutions under certain circumstances, and banks, in general, have the right to offset cash deposited with them against any debt or obligations payable to a bank which become due in cases of default or certain other specified events. The Company has never received any such requests nor does it expect that any such requests will be made.

8. Pension and Severance plans

The following table sets forth the funded status of the plans, and the amounts recognized in the consolidated balance sheets at March 31, 2008 and 2007 for the Company’s and its consolidated subsidiaries’ defined benefit pension plans:

	Millions of yen		Thousands of U.S. dollars
	2008	2007	2008
Retirement benefit obligation	¥(93,391)	¥(85,510)	$(932,145)
Plan assets at fair value	83,962	91,733	838,029
Unfunded retirement benefit obligation	(9,429)	6,222	(94,116)
Unrecognized actuarial loss	619	(13,776)	6,187
Unrecognized prior service cost	488	648	4,880
Net amounts recognized in the consolidated balance sheet	(8,319)	(6,904)	(83,038)
Prepaid pension expenses	10,134	6,911	101,151
Accrued employees’ retirement benefits	¥(18,453)*	¥(13,816)	$(184,189)*

* The accrued employees’ retirement benefits recognized by Rockefeller Group, Inc., a consolidated subsidiary, in the amount ¥370 million ($3,692 thousand) were presented in accrued expenses and other current liabilities.

The components of expenses related to the pension and severance plans for the years ended March 31, 2008 and 2007 were as follows:

	Millions of yen		Thousands of U.S. dollars
	2008	2007	2008
Service cost	¥3,836	¥3,806	$38,288
Interest cost	2,209	2,113	22,056
Expected return on plan assets	(1,686)	(1,573)	(16,837)
Amortization of net retirement benefit obligation at transition	74	77	745
Other	(520)	(216)	(5,195)
Total	¥3,913	¥4,207	$39,058

The assumptions used in accounting for the pension and severance plans for the years ended March 31, 2008 and 2007 were as follows:

	2008	2007
Discount rate	2.0 ~ 6.0%	2.0 ~ 5.7%
Expected rate of return on plan assets	0.5 ~ 7.5%	0.5 ~ 7.5%

9. Income taxes

Income taxes in Japan applicable to the Company and its domestic consolidated subsidiaries consist of corporation tax, inhabitants’ taxes and enterprise tax which, in the aggregate, resulted in statutory tax rates of 40.69% for the years ended March 31, 2008 and 2007. Income taxes of the foreign consolidated subsidiaries are based generally on the tax rates applicable in their countries of incorporation.

The effective tax rates reflected in the consolidated statements of income for the two years ended March 31, 2008 differ from the statutory tax rate for the following reasons:

	2008	2007
Statutory tax rate	40.69%	40.69%
Increase (decrease) in income taxes resulting from:
Change in valuation allowance	(1.84)	(3.48)
Different tax rates applied	1.10	0.99
Revenues deductible for income tax purposes	(1.56)	(0.51)
Expenses not deductible for income tax purposes	0.38	0.23
Undistributed earnings of affiliates	5.25	7.44
Equity income	(1.14)	(1.77)
Other	(4.13)	(1.91)
Effective tax rates	38.75%	41.68%

The significant components of deferred tax assets and liabilities as of March 31, 2008 and 2007 were as follows:

	Millions of yen		Thousands of U.S. dollars

	2008	2007	2008
Deferred tax assets:
Net operating loss carryforwards	¥13,465	¥14,653	$134,401
Accrued retirement allowances and pension costs	14,827	11,828	147,991
Valuation loss on inventories	37,705	32,021	376,340
Unrealized loss on property and equipment	56,527	45,669	564,201
Land revaluation reserve	55,179	56,586	550,744
Other	46,289	20,604	462,012
	223,995	181,363	2,235,702
Valuation allowance	(27,541)	(16,556)	(274,888)
Total deferred tax assets	196,454	164,807	1,960,816
Deferred tax liabilities:
Reserves under Special Taxation Measures Law	(59,373)	(57,262)	(592,604)
Land revaluation reserve	(379,132)	(379,044)	(3,784,132)
Unrealized gain on property and equipment	(141,394)	(35,717)	(1,411,259)
Unrealized gain on securities	(59,069)	(91,609)	(589,577)
Other	(52,469)	(40,897)	(523,703)
Total deferred tax liabilities	(691,439)	(604,530)	(6,901,278)
Net deferred tax liabilities	¥(494,984)	¥(439,723)	$(4,940,462)

10. Shareholders’ equity
The new Corporation Law of Japan (the “Law”), which superseded most of the provisions of the Commercial Code of Japan, went into effect on May 1, 2006. The Law provides that an amount equal to 10% of the amount to be disbursed as distributions of capital surplus (other than the capital reserve) and retained earnings (other than the legal reserve) be transferred to the capital reserve and the legal reserve, respectively, until the sum of the capital reserve and the legal reserve equals 25% of the capital stock account. The capital reserve amounted to ¥165,216 million ($1,649,029 million), and the legal reserve amounted to ¥21,663 million ($216,227 million) at March 31, 2008. Such distributions can be made at any time by resolution of the shareholders, or by the Board of Directors if certain conditions are met, but neither the capital reserve nor the legal reserve is available for distributions.

11. Amounts per Share

	Yen		U.S. dollars
Year ended March 31,	2008	2007	2008
Net income:
Basic	¥62.99	¥70.95	$0.62
Diluted	62.97	70.71	0.62
Cash dividends applicable to the year	16.00	14.00	0.15
	Yen		U.S. dollars

March 31,	2008	2007	2008
Net assets:	¥897.40	¥887.79	$8.95

Basic net income per share was computed based on the net income available for distribution to shareholders of common stock and the weighted average number of shares of common stock outstanding during the year, and diluted net income per share was computed based on the net income available for distribution to the shareholders and the weighted average number of shares of common stock outstanding during each year after giving effect to the dilutive potential of shares of common stock to be issued upon the exercise of warrants and stock subscription rights.

Amounts per share of net assets are computed based on net assets available for distribution to the shareholders and the number of shares of common stock outstanding at the year end.

Cash dividends per share represent the cash dividends proposed by the Board of Directors as applicable to the respective years together with the interim cash dividends paid.

12. Leases

The following pro forma amounts represent the acquisition costs, accumulated depreciation, accumulated impairment loss and net book value of the leased assets as of March 31, 2008 and 2007, which would have been reflected in the consolidated balance sheets if finance lease accounting had been applied to the finance leases currently accounted for as operating leases:

	Millions of yen				Thousands of U.S. dollars
	2008
	Acquisition	Accumulated	Accumulated	Net book	Acquisition	Accumulated	Accumulated	Net book
	costs	depreciation	impairment loss	value	costs	depreciation	impairment loss	value
Buildings and structures	¥15,323	¥4,930	¥141	¥10,251	$152,942	$49,210	$1,413	$102,318
Others	7,634	3,976	24	3,633	76,203	39,692	242	36,267
Total	¥22,958	¥8,907	¥165	¥13,884	$229,146	$88,903	$1,656	$138,586

	Millions of yen
	2007
	Acquisition	Accumulated	Accumulated	Net book
	costs	depreciation	impairment loss	value
Buildings and structures	¥12,381	¥3,892	¥256	¥8,233
Others	8,783	4,868	66	3,848
Total	¥21,165	¥8,760	¥323	¥12,081

Lease payments relating to finance leases accounted for as operating leases in the accompanying consolidated financial statements amounted to ¥3,520 million ($35,133 thousand) and ¥3,046 million for the years ended March 31, 2008 and 2007, respectively.

Future minimum lease payments subsequent to March 31, 2008 on noncancelable operating leases and finance leases accounted for as operating leases are summarized as follows:

	Millions of yen		Thousands of U.S. dollars
	Finance	Operating	Finance	Operating
Year ending March 31,	leases	leases	leases	leases
2009	¥3,744	¥2,341	$37,370	$23,368
2010 and thereafter	10,306	22,633	102,872	225,903
	¥14,050	¥24,974	$140,242	$249,272

The Company and its consolidated subsidiaries lease office buildings and commercial properties and earn income on these leases. Future minimum lease income subsequent to March 31, 2008 from noncancelable operating leases are summarized as follows:

Year ending March 31,	Millions of yen	Thousands of U.S. dollars
2009	¥150,956	$1,506,697
2010 and thereafter	723,845	7,224,726
Total	¥874,801	$8,731,423

13. Contingent Liabilities

At March 31, 2008, the Company and its consolidated subsidiaries had the following contingent liabilities:

	Millions of yen	Thousands of U.S. dollars
Guarantees of affiliates' loans from banks	¥1,872	$18,688
Guarantees of house purchasers' loans from banks and others	41,451	413,725
Other	573	5,729
Total	¥43,897	$438,142

14. Other Income (Expenses)

The components of “Other, net” in “Other income (expenses)” for each of the years ended March 31, 2008 and 2007 were as follows:

	Millions of yen		Thousands of U.S. dollars
	2008	2007	2008
Gain on sales of fixed assets	¥ –	¥1,115	$–
Gain on sales of shares of affiliated companies	2,255	40,060	22,511
Gain on sales of investments	–	2,150	–
Gain on transfer of business	_	1,895	–
Gain on sales of beneficial interest in trust of fixed assets	1,737	–	17,341
Gain on sales of investment securities	1,697	_	16,947
Loss on disposal of fixed assets	(4,616)	(6,843)	(46,082)
Loss related to retirement of fixed assets	(1,194)	(13,423)	(11,920)
Loss on valuation of inventories	(1,458)	(736)	(14,555)
Impairment loss (*1)	(1,498)	(5,503)	(14,952)
Early repayment of a portion of borrowings	(1,168)	–	(11,661)
Loss on valuation of investment securities	(2,769)	–	(27,640)
Other, net	382	(244)	3,821
	¥(6,631)	¥18,470	$(66,192)

(*1) Impairment loss

The Company recorded consolidated impairment losses for the following asset groups for the year ended March 31, 2008:

Major Application	Category	Location
Leased assets, etc.	Buildings, land,	Chiba, Chiba
(total 6 groups)	etc.	Prefecture, etc.
International businesses	Goodwill,	California, USA,
(total 2 groups)	construction in	etc.
progress, etc.

Asset grouping for the Group was made based on a minimum unit that generates cash flows, which is substantially independent from cash flows of other assets or asset groups. Company condominiums are regarded as shared assets. As a result, for the fiscal year ended March 31, 2008, the book values of 8 asset groups, consisting of those for which the market prices fell considerably compared with the book values due to the decline of land prices and those for which profitability decreased considerably due to fallen rent levels or deteriorated market conditions, etc., were reduced to the respective collectible amounts and such reduced amounts were recorded as an impairment loss (¥1,498 million) under extraordinary losses.

The breakdown of such impairment loss was ¥789 million in goodwill, ¥482 million in construction in progress and ¥225 million in buildings and structures and others.

The collectible amounts of asset groups are measured with net sale value or use value, and the net sale value is principally expressed as an appraised value by a real estate appraiser. Future cash flows discounted at a rate of 5% are used to compute the use value.

As for the impairment loss in the international business, the impairment loss is calculated for consolidated foreign subsidiaries in accordance with the U.S. accounting standards.

The Company recorded consolidated impairment losses for the following asset groups for the year ended March 31, 2007.

Major application	Category	Location
Tennis club	Buildings, land,	Sendai, Miyagi
(total 1 group)	etc.	Prefecture
Leased assets, etc.	Buildings, land,	Shinagawa-ku,
(total 8 groups)	etc.	Tokyo, etc.
International businesses	Goodwill	California, USA
(total 1 group)

Asset grouping for the Group was made based on a minimum unit that generates cash flows, which is substantially independent from cash flows of other assets or asset groups. As a result, for the year ended March 31, 2007, the book value of a total of 10 asset groups above was reduced to the respective collectible amounts and the reductions were recorded as an impairment loss (¥5,503 million ($46,201 thousand)), because the market price considerably fell compared with the book values due to the decline in land price or profitability considerably decreased due to fallen rent levels or deteriorated market conditions.

The breakdown of such impairment loss was ¥4,153 million ($34,867 thousand) in goodwill, ¥1,329 million ($11,158 thousand) in land and ¥20 million ($168 thousand) in buildings and structures.
The collectible amounts of asset groups are measured with net sale value or use value, and the net sale value is principally expressed as an appraised value by a real estate appraiser. Future cash flows discounted at a rate of 5% are used to compute the use value.

As for the impairment loss on fixed assets in the International Business, the impairment loss is calculated for consolidated foreign subsidiaries in accordance with accounting principles generally accepted in the United States.

15. Supplemental Cash Flow Information

The following table represents a reconciliation of cash and cash equivalents as of March 31, 2008 and 2007:

	Millions of yen		Thousands of U.S. dollars
	2008	2007	2008
Cash	¥186,321	¥201,107	$1,859,678
Time deposits with maturities of more than three months	(1,348)	(1,178)	(13,455)
Marketable securities with maturities of three months or less	31,739	6,160	316,789
Resell agreements with maturities of three months or less	3,000	–	29,943
Cash and cash equivalents	¥219,712	¥206,089	$2,192,955

The following are major components of assets and liabilities of a consolidated subsidiary, which was acquired by the Company through additional purchase of its stocks, as well as a reconciliation of the difference between the acquisition price of these assets and liabilities and the proceeds and payments from the acquisition.

	Millions of yen	Thousands of U.S. dollars
	2008
Current assets	¥260,126	$2,596,331
Fixed assets	268,436	2,679,276
Goodwill	22,809	227,662
Current liabilities	(142,723)	(1,424,532)
Non-current liabilities	(243,458)	(2,429,970)
Goodwill	(32,170)	(321,090)
Minority interests	(63,134)	(630,150)
Acquisition cost	69,885	697,526
Investment value on an equity basis before acquisition	(45,971)	(458,844)
Acquisition cost of additional purchase	23,913	238,681
Unpaid amount	(33)	(334)
Cash and cash equivalents of subsidiary	(77,518)	(773,711)
Proceeds from acquisition	62,134	620,163
Payments for acquisition	¥(8,495)	$(84,798)

16. Derivatives

The Company and certain of its consolidated subsidiaries utilize derivative financial instruments for the purpose of hedging their exposure to adverse fluctuations and changes in interest rates (interest rate swaps) and foreign exchange rates (currency swaps), but do not enter into such transactions for speculative or trading purposes.

The Company is exposed to credit loss in the event of nonperformance by the counterparties to the derivatives, but any loss would not be material because the Company enters into such transactions only with financial institutions with high credit ratings.

17. Segment Information

Business segments

The Company and its consolidated subsidiaries are primarily engaged in the real estate business. Effective the year ended March 31, 2006, the Company reorganized its corporate structure and changed its business segmentation from eight segments to newly established nine segments in order to present and disclose the Group businesses more appropriately. Their business segments are newly reclassified in terms of the nature of each operation or service and consist of eight segments: (1) Building Business; (2) Residential Business; (3) Urban Development & Investment Management; (4) International Business; (5) Architectural Design and Engineering; (6) Custom-Built Housing; (7) Hotel Business; (8) Real Estate Services; and (9) Other businesses.

The business segment information of the Company and its consolidated subsidiaries for the years ended March 31, 2008 and 2007 is summarized as follows:

	Millions of yen
	For the year ended March 31, 2008
	Building	Residential	Urban Development and Investment	International	Architectural Design and	Custom-Built	Hotel	Real Estate			Eliminations
	Business	Business	Management	Business	Engineering	Housing	Business	Services	Other	Total	or corporate	Consolidated
Revenue and operating income
Revenue from:
External customers	¥374,041	¥212,869	¥29,391	¥71,920	¥11,569	¥29,082	¥32,577	¥23,773	¥2,427	¥787,652	¥ _	¥787,652
Intersegment or transfers	6,521	1,033	39	_	7,517	2,134	585	4,167	2,554	24,554	(24,554)	_
Total revenue	380,562	213,903	29,430	71,920	19,086	31,216	33,163	27,941	4,982	812,207	(24,554)	787,652
Operating expense	266,071	189,576	12,567	44,376	16,762	31,833	31,801	23,832	3,986	620,808	(11,139)	609,669
Operating income (loss)	¥114,490	¥24,326	¥16,863	¥27,544	¥2,324	¥(616)	¥1,362	¥4,108	¥995	¥191,398	¥(13,415)	¥177,983
Assets, depreciation, and
capital expenditures
Assets	¥2,566,825	¥731,816	¥337,375	¥351,016	¥22,155	¥14,992	¥28,626	¥31,909	¥26,406	¥4,111,124	¥216,013	¥4,327,137
Depreciation	45,893	795	2,316	5,539	40	144	1,510	388	139	56,767	99	56,867
Impairment loss	_	32	_	1,401	_	56	_	_	_	1,490	7	1,498
Capital expenditures	122,149	1,835	106,345	44,857	63	205	1,216	729	397	277,799	3,798	281,597

	Thousands of U.S. dollars
	For the year ended March 31, 2008
	Building Business	Residential Business	Urban Development and Investment Management	International Business	Architectural Design and Engineering	Custom-Built Housing	Hotel Business	Real Estate Services	Other	Total	Eliminations or corporate	Consolidated
Revenue and operating income
Revenue from:
External customers	$3,733,317	$2,124,655	$293,355	$717,839	$115,477	$290,268	$325,161	$237,283	$24,229	$7,861,588	$–	$7,861,588
Intersegment or transfers	65,089	10,319	394	–	75,027	21,308	5,844	41,599	25,499	245,081	(245,081)	–
Total revenue	3,798,406	2,134,975	293,750	717,839	190,504	311,576	331,006	278,882	49,728	8,106,670	(245,081)	7,861,588
Operating expense	2,655,673	1,892,173	125,432	442,919	167,304	317,727	317,407	237,876	39,794	6,196,310	(111,181)	6,085,128
Operating income (loss)	$1,142,733	$242,801	$168,317	$274,919	$23,200	$(6,150)	$13,598	$41,006	$9,934	$1,910,360	$(133,900)	$1,776,459
Assets, depreciation, and
capital expenditures
Assets	$25,619,582	$7,304,288	$3,367,355	$3,503,504	$221,139	$149,635	$285,718	$318,492	$263,561	$41,033,278	$2,156,038	$43,189,317
Depreciation	458,068	7,939	23,116	55,285	401	1,442	15,075	3,876	1,390	566,598	994	567,592
Impairment loss	–	322	–	13,991	–	562	–	–	–	14,876	75	14,952
Capital expenditures	1,219,175	18,317	1,061,434	447,721	637	2,052	12,141	7,283	3,964	2,772,727	37,910	2,810,637

	Millions of yen
	For the year ended March 31, 2007
	Building Business	Residential Business	Urban Development and Investment Management	International Business	Architectural Design and Engineering	Custom-Built Housing	Hotel Business	Real Estate Services	Other	Total	Eliminations or corporate		Consolidated
Revenue and operating income
Revenue from:
External customers	¥347,540	¥230,631	¥38,181	¥226,444	¥11,802	¥33,718	¥33,100	¥23,896	¥2,324	¥947,641	¥	_	¥947,641
Intersegment or transfers	6,416	882	35	_	5,988	831	393	4,954	1,935	21,437		(21,437)	_
Total revenue	353,956	231,514	38,216	226,444	17,790	34,550	33,493	28,851	4,260	969,078		(21,437)	947,641
Operating expense	253,742	207,535	14,695	204,438	16,609	34,719	31,877	22,769	3,461	789,849		(8,373)	781,475
Operating income (loss)	¥100,214	¥23,979	¥23,520	¥22,005	¥1,181	¥(169)	¥1,616	¥6,082	¥798	¥179,229		¥(13,064)	¥166,165
Assets, depreciation, and
capital expenditures
Assets	¥2,017,633	¥397,118	¥250,542	¥332,225	¥19,664	¥14,225	¥30,127	¥104,559	¥37,977	¥3,204,074		¥243,198	¥3,447,272
Depreciation	38,531	780	2,931	9,774	51	119	1,444	279	114	54,029		227	54,257
Impairment loss	_	776	486	4,153	_	_	_	_	87	5,503		_	5,503
Capital expenditures	93,906	816	23,846	26,816	17	254	1,353	665	172	147,849		(890)	146,958

Geographical segments
The Company and its consolidated subsidiaries operate primarily in Japan, the United States and certain other areas. In the year ended March 31, 2008, Japan area accounted for more than 90% of the consolidated revenue of all segments and the total amount of segment assets. Consequently, disclosure of segment information by geographic area has been omitted.

The geographical segment information of the Company and its consolidated subsidiaries for the year ended March 31, 2007 is summarized as follows:

	Millions of yen
	2007
					Eliminations
	Japan	United States	Other	Total	or corporate	Consolidated
Revenue and operating income
Revenue from:
External customers	¥721,883	¥154,139	¥71,618	¥947,641	¥ –	¥947,641
Intersegment or transfers	805	–	–	805	(805)	–
Total revenue	722,689	154,139	71,618	948,447	(805)	947,641
Operating expenses	566,125	142,641	61,357	770,124	11,351	781,475
Operating income	¥156,563	¥11,498	¥10,260	¥178,322	¥(12,156)	¥166,165
Total assets	¥2,822,916	¥254,884	¥77,803	¥3,155,604	¥291,667	¥3,447,272

Unallocatable operating expenses

Unallocatable operating expenses included under “Eliminations or corporate” for the year ended March 31, 2007 amounted to ¥12,543 million, respectively, and consisted of operating expenses incurred in the Administration Department of the Company. Corporate assets included under “Eliminations or corporate” as of March 31, 2007 amounted to ¥454,614 million and consisted principally of cash, marketable securities, investments in other securities, deferred tax assets and other assets allocated to the Administration Department of the Company.

Overseas revenue

For the year ended March 31, 2008, overseas sales accounted for less than 10% of the consolidated revenue. Consequently, disclosure of overseas sales information has been omitted.

The following table represents overseas revenue earned by the Company’s consolidated subsidiaries in foreign countries during the years ended March 31, 2007:

	Millions of yen
		2007
	United States	Other areas	Total
Overseas revenue
Overseas revenue	¥148,783	¥71,739	¥220,523
Consolidated revenue			947,641
% of overseas revenue to consolidated revenue	15.7%	7.6%	23.3%

18. Business Combination

AQUACITY PROPERTIES held a portion of beneficial interests in trust of the Aqua City Odaiba commercial complex (the “Property”) as management company of Silent Partnership Aquacity Properties, consolidated subsidiary of the Company. On December 27, 2007, the Company merged AQUACITY PROPERTIES for the purpose of directly holding the Property. Accordingly, AQUACITY PROPERTIES was dissolved and Silent Partnership Aquacity Properties was terminated.

This business combination was treated as transactions under common control in accordance with “Accounting Standard for Business Combinations” (issued by the Business Accounting Council on October 31, 2003) and “Guidelines for Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (Financial Accounting Standard Implementation Guidelines No. 10 issued by the Accounting Standards Board of Japan on December 22, 2006).

19. Transactions with Special Purpose Companies

As part of its real estate business, the Company makes preferred investments in 12 special purpose companies that are established under the Asset Liquidation Law of Japan. The Company intends to recover such preferred investments through rental revenue and subsequent sale of real estate that has been obtained by the special purpose companies from their customers or sale of such real estate after construction of buildings on it. The Company sees no future loss on these preferred investments as of March 31, 2008 and the Company considers that its exposure to loss that may arise in the future is limited to the amount of its preferred investments. The following tables represent the Company's transactions with major special purpose companies for the year ended March 31, 2008.

Amounts of preferred investment as of March 31, 2008

			Millions of yen	Thousands of U.S. dollars
Preferred investment securities	(	*1)	¥82,327	$821,709

Major revenue (cost) from transactions with special purpose companies

			Millions of yen	Thousands of U.S. dollars
Preferred investment securities: revenue	(	*1)	¥874	$8,723
Management business: revenue	(	*2)	447	4,462
Intermediate business: revenue	(	*3)	104	1,038
Real estate rent: cost	(	*4)	1,335	13,325
Design management business: revenue	(	*5)	123	1,228

(*1) Preferred investment securities are indicated as amount of investment as at March 31, 2008. The Company records dividends from such investments as revenue from operations.

(*2) The Company and Mitsubishi Jisho Investment Advisors, Inc. provide asset management business to special purpose companies and record such service income as revenue from operations.

(*3) Mitsubishi Real Estate Services Co., Ltd. provides real estate intermediate business to special purpose companies and records such service income as revenue from operations.

(*4) The Company enters into real estate rental agreements with special purpose companies and records such rent expenses as cost of revenue from operations.

(*5) Mitsubishi Jisho Sekkei, Inc. provides design management services to special purpose companies and records such service income as revenue from operations.
The Company does not own investments with voting rights for any special purpose companies and does not send directors and employees to any special purpose companies. The following table sets forth major assets and liabilities of the special purpose companies as of their recent financial closing dates. Excluded are special purpose companies whose financial closing dates are yet to come because their initial fiscal years have just started.

Major assets

	Millions of yen	Thousands of U.S. dollars
Real estate	¥292,823	$2,922,677
Other	18,901	188,652
Total	¥311,725	$3,111,338

Major liabilities and net assets

			Millions of yen	Thousands of U.S. dollars
Debt			¥188,239	$1,878,820
Preferred investments	(	*6)	122,850	1,226,170
Other			635	6,338
Total			¥311,725	$3,111,338

(*6) Preferred investments include contributions made by the Company as described in (*1) above.

Report of Independent Auditors

ERNST & YOUNG SHINNIHON

- **Certified Public Accountants**
  Hibiya Kokusai Bldg.
  2-2-3, Uchisaiwai-cho
  Chiyoda-ku, Tokyo, Japan 100-0011
  C.P.O. Box 1196, Tokyo, Japan 100-8641
- Tel : 03 3503 1100
  Fax: 03 3503 1197

Report of Independent Auditors

The Board of Directors
Mitsubishi Estate Co., Ltd.

We have audited the accompanying consolidated balance sheets of Mitsubishi Estate Co., Ltd. and consolidated subsidiaries as of March 31, 2008 and 2007, and the related consolidated statements of income, changes in net assets, and cash flows for the years then ended, all expressed in yen. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mitsubishi Estate Co., Ltd. and consolidated subsidiaries at March 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in Japan.

The U.S. dollar amounts in the accompanying consolidated financial statements with respect to the year ended March 31, 2008 are presented solely for convenience. Our audit also included the translation of yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made on the basis described in Note 3.

Ernst & Young ShinNihon

Tokyo, Japan
June 27, 2008

Mitsubishi Estate Corporate Data

Corporate Information

Head Office
Otemachi Building, 6-1, Otemachi 1-chome, Chiyoda-ku,
Tokyo 100-8133, Japan
Web site: http://www.mec.co.jp/
Phone: (03) 3287-5100

Date of Establishment
May 7, 1937

Paid-in Capital
¥136,534 million

Number of Shares of Common Stock Issued
1,382,518,351 shares

Number of Shareholders
67,997 (excluding shareholders with less than 1,502 shares)

Major Shareholders	% of total
State Street Bank and Trust Company	5.40
The Master Trust Bank of Japan, Ltd. (Trust Account)	4.87
Meiji Yasuda Life Insurance Company	3.79
Japan Trustee Services Bank, Ltd. (Trust Account)	3.38
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	3.12
Tokio Marine & Nichido Fire Insurance Co., Ltd.	2.93
State Street Bank and Trust Company 505103	2.29
Taisei Corporation	2.10
Takenaka Corporation	2.03
Asahi Glass Co., Ltd.	1.64

Major Consolidated Subsidiaries
Mitsubishi Real Estate Services Co., Ltd.
Mitsubishi Estate Home Co., Ltd.
Mitsubishi Jisho Sekkei Inc.
Royal Park Hotels and Resorts Co., Ltd.
Mitsubishi Estate Building Management Co., Ltd.
Mitsubishi Jisho Towa Community Co., Ltd.
Marunouchi Heat Supply Co., Ltd.
Sunshine City Corporation Royal Park Hotel Co., Ltd.
Rockefeller Group, Inc.

Stock Exchange Listings
Tokyo Stock Exchange and other major Japanese stock exchanges

Transfer Agent and Registrar
Mitsubishi UFJ Trust and Banking Corporation 4-5,
Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8212, Japan

Auditor
Ernst & Young ShinNihon

(As of March 31, 2008)

Directors, Statutory Auditors, and Executive Officers

Directors and Statutory Auditors
President & Representative Director	Keiji Kimura
Representative Director	Nobuyuki Iizuka
Representative Director	Toshio Nagashima
Representative Director	Hiroshi Danno
Representative Director	Takaya Endo
Representative Director	Seiichiro Suzuki
Director & Executive Counsel	Shigeru Takagi
Director	Hiroyoshi Ito
Director	Hirotaka Sugiyama
Director	Isao Matsuhashi
Director	Fumikatsu Tokiwa
Director	Kazuya Okamoto
Director	Shu Tomioka
Standing Statutory Auditor	Eiji Tan
Standing Statutory Auditor	Kazuhiko Hasegawa
Statutory Auditor	Kenjiro Hata
Statutory Auditor	Akio Utsumi

Notes:

1.    Among directors, only Isao Matsuhashi, Fumikatsu Tokiwa, Kazuya Okamoto, and Shu Tomioka fulfill the qualifications necessary  for outside director as stipulated in Article 2-15 of the Corporation Law  of Japan.

2.    Among statutory auditors, only Kazuhiko Hasegawa, Kenjiro Hata, and  Akio Utsumi fulfill the qualifications necessary for outside statutory  auditor as stipulated in Article 2-16 of the Corporation Law of Japan.

Executive Officers
Chief Executive Officer	Keiji Kimura
Deputy President	Nobuyuki Iizuka
Executive Vice President	Toshio Nagashima
Executive Vice President	Hiroshi Danno
Executive Vice President	Takaya Endo
Executive Vice President	Seiichiro Suzuki
Executive Vice President	Toyohisa Miyauchi
Executive Vice President	Masaaki Kono
Executive Vice President	Takao Yagihashi
Senior Executive Officer	Hiroyoshi Ito
Senior Executive Officer	Yutaka Yanagisawa
Senior Executive Officer	Yuzuru Shibagaki
Senior Executive Officer	Hiroshi Nakajima
Senior Executive Officer	Masao Ouchi
Senior Executive Officer	Hirotaka Sugiyama
Executive Officer	Toshihide Yoshimura
Executive Officer	Kazuo Takahashi
Executive Officer	Yasuo Fujiwara
Executive Officer	Ichiro Watarai
Executive Officer	Megumu Ono
Executive Officer	Toshihiko Kazama
Executive Officer	Yoshikazu Fukasawa
Executive Officer	Shiro Fujisawa
Executive Officer	Masamichi Ono
Executive Officer	Soichiro Hayashi
Executive Officer	Jo Kato
Executive Officer	Naoto Aiba
Executive Officer	Takao Tojo
Executive Officer	Koji Kiyosawa

Organization

Mitsubishi Estate Group

Building Business
Building Leasing Business
●	Sunshine City Corporation
●	Yokohama Sky Building Co., Ltd.
●	Tokyo Kotsu Kaikan Co., Ltd.
m	Chelsea Japan Co., Ltd.
Building Management Business
●	Mitsubishi Estate Building Management Co., Ltd.
●	Mitsubishi Jisho Retail Property Management Co.,Ltd.
●	MEC Building Facilities Co., Ltd.
●	Mitsubishi Jisho Property Management Co., Ltd.
●	Yuden Building Kanri Co., Ltd.
●	Hokuryo City Service Co., Ltd.
●	IMS Co., Ltd.
●	Sunshine BS Corporation
m	O.A.P. Management Co., Ltd.
Parking Business
●	Grand Parking Center Co., Ltd.
●	Tokyo Garage Co., Ltd.
District Heating and Cooling Business
●	Marunouchi Heat Supply Co., Ltd.
●	Ikebukuro District Heating and Cooling Co., Ltd.
m	O.A.P. D.H.C. Supply Co., Ltd.
m	Minato Mirai 21 D.H.C Co., Ltd.
Others
●	Marunouchi Direct Access Limited
m	Marunouchi Hotel Co., Ltd.
Residential Business
Real Estate Sales
●	TOWA REAL ESTATE DEVELOPMENT CO., LTD.
Residence Management Business
●	Izumi Park Town Service Co., Ltd.
●	Mitsubishi Jisho Towa Community Co., Ltd.
●	MT Community Staff Co., Ltd.
Recreational Facilities
●	Higashinihon Kaihatsu Co., Ltd.
●	MEC Urban Resort Tohoku Co., Ltd.
m	Sakura Golf Development Co., Ltd.
Others
●	Ryoei Life Service Co., Ltd.
●	Tsunagu Network Communications, Inc.
Urban Development & Investment Management
●	Mitsubishi Jisho Investment Advisors, Inc.
m	Ascott International Management Japan Co., Ltd.
m	Japan Real Estate Asset Management Co., Ltd.
International Business
●	Rockefeller Group, Inc. (RGI)
●	Mitsubishi Estate New York Inc.
●	MEC UK Limited
Architectural Design & Engineering
●	Mitsubishi Jisho Sekkei Inc.
●	MEC Design International Corporation
Custom-Built Housing
●	Mitsubishi Estate Home Co., Ltd.
●	Mitsubishi Estate Housing Components Co., Ltd.
Hotel Business
●	Royal Park Hotels and Resorts Co., Ltd.
●	Yokohama Royal Park Hotel Co., Ltd.
●	Royal Park Inn Nagoya Co., Ltd.
●	Tohoku Royal Park Hotel Co., Ltd.
●	Royal Park Shiodome Tower Co., Ltd.
●	Royal Park Hotel Co., Ltd.
Real Estate Services
●	Mitsubishi Real Estate Services Co., Ltd.
Others
●	Shiki Resorts Co., Ltd.
●	Shiki Club Links Co., Ltd.
●	MEC Human Resources, Inc.
●	Keiyo Tochi Kaihatsu Co., Ltd.

●    Consolidated Subsidiaries
m   Equity-Method Affiliates

Corporate Social Responsibility

The Mitsubishi Estate Group has adopted as its fundamental mission the goal to create a truly meaningful society by building attractive, environmentally sound communities where people can live, work and relax with contentment. As a Group, our concept of corporate social responsibility (CSR) encompasses initiatives that help realize enduring growth for the company and society as a whole. Accordingly, Mitsubishi Estate’s efforts to promote CSR activities embodies its corporate brand. Furthermore, to carry out this mission-in addition to disseminating the Mitsubishi Estate Group Code of Conduct throughout the Group-a CSR Committee chaired by the president was formed to promote Group-wide CSR activities and to implement a wide variety of CSR activities that draw on the Group’s distinctive features.

The Mission of the Mitsubishi Estate Group

We contribute to society through urban development

By building attractive, environmentally sound communities where people can live, work and relax with contentment, we contribute to creating a truly meaningful society.

The Mitsubishi Estate Group Code of Corporate Conduct

In order to carry out the Group Mission, we pledge to observe the following Code of Conduct:

1. We will act with integrity

We will base our conduct on laws and ethics, and always reflect with humility upon our behavior, valuing our communication with society and placing priority in our corporate activities on earning trust through fairness and transparency.

2. We will strive to earn the trust of our clients

We will approach all objectives from our clients' point of view, providing safe and reliable products and services, and make information available as appropriate.

3. We will strive to create a vibrant workplace

While aiming at personal growth, we will respect the human rights and diversity of opinions of others, and increase our creativity and professionalism while displaying our collective strengths as a team.

Mitsubishi Estate Group Action Charter
For more information, please refer to:
http://csr.mec.co.jp/koudousisin.html

(Formulated December 1, 1997)
(Revised August 1, 2002)
(Revised January 1, 2006)

CSR Case Studies

Compliance

Mitsubishi Estate considers compliance as not simply the adherence to legal standards, but as “meeting the expectations of people in society at large,” while adhering to internal company rules and ethical corporate standards. Furthermore, because we recognize how essential compliance is to the profit base of the Company, we view the maintenance of a compliance system as a priority task of management. Moreover, each and every employee is deepening his and her awareness of compliance issues and putting them into practice.

Risk Management

To maintain proper risk assessment and management of a wide range of internal and external business risks, Mitsubishi Estate has placed the CSR Committee in overall charge of risk management. We have further established the Risk Management Council as a working-level body tasked with gathering risk management-related information, and are implementing risk management cross-sectionally throughout the Company.

Environmental Efforts

As part of Action 2010, the New Medium-Term Management Plan, we make our contribution to society clearer by actively aiming at reducing environmental impact. By energetically implementing initiatives for low-carbon and recycling-oriented society models in partnership with our customers, we will spearhead the creation of sustainable communities. Mitsubishi Estate is working in collaboration with local communities to reduce environmental impact throughout the Otemachi, Marunouchi and Yurakucho districts of Tokyo. In addition to taking so-called hard measures, such as introducing a highly efficient central heating, cooling and ventilation system and adding greenery to the roofs and walls of our buildings in these areas, the Company’s initiatives also include soft measures, as exemplified by the staging of environment-related events and seminars.

Social Contributions

As a good corporate citizen, the Mitsubishi Estate Group engages in a wide range of social contribution acivities primarily centered on promoting its harmonious coexistence with communities, environmental preservation, social welfare as well as culture and the arts. Specific Mitsubishi Estate-developed programs include operating the Nature Info Plaza in the Shin-Yurakucho Building and the Marunouchi Bird Song Plaza— which conduct educational activities and disseminate information on nature conservation and environmental preservation–and the annual Dazzling Art Competition, a drawing contest held for disabled children throughout Japan.